UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Owens Corning
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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Thursday, April 20, 2023

9:00 a.m. Eastern Time

Virtual Meeting

webcast at www.virtualstockholdermeeting.com/OC2023

A LETTER TO OUR STOCKHOLDERS

Dear Fellow Stockholders:

Owens Corning delivered outstanding results for our customers, stockholders, and communities in 2022. In addition to achieving record financial performance – across all of our businesses – and outperforming the markets we serve, we continued to reinforce our future by strengthening the earnings power of our company and advancing our enterprise strategy to drive continued growth. These accomplishments were driven and delivered by our most valuable asset: our 19,000 employees across the globe.

BRIAN D. CHAMBERS Chair and Chief Executive Officer

An Outstanding Year

While we saw the COVID-19 pandemic begin to recede in most regions during 2022, some of its impacts – and a number of parallel challenges – did not. Over the course of the year, many of our end markets began to reset as the marketplace adjusted to a changing macro-economic environment that included the ongoing conflict in Ukraine, significant inflation, labor challenges, and ongoing supply chain disruptions.

Our global team demonstrated resolve and resourcefulness in the face of these challenges. Executing at a high level, we delivered great financial results propelled by our strong customer partnerships, unique product and process innovation, and robust manufacturing capabilities.

As a result of these efforts, we achieved record revenue with strong earnings, and record free cash flow, positioning us favorably to drive future investment.

During the year, we returned $931 million to stockholders through dividends and share repurchases. And in December, we announced an approximately 50% dividend increase, along with a new authorization to repurchase up to 10 million additional shares. These results demonstrated our commitment to maintaining our investment-grade balance sheet and to returning approximately 50% of free cash flow to stockholders over time through dividends and share repurchases.

In pursuing these achievements, we never compromised on our unconditional commitment to safety. We continued to deliver world-class safety performance in 2022 with a recordable incident rate of 0.65. And we are proud that one-half of our global sites were injury-free in 2022. This performance, which has earned us a place among the safest companies in the industry, reflects our caring for one another and inspires our unrelenting pursuit of an injury-free workplace.

As we outperformed the market in the near-term, we also continued to invest and take actions to build Owens Corning for the future.

Progress in Building a Sustainable Future Through Material Innovation

In 2021, we introduced our enterprise strategy to drive continued growth. Our strategy redefines where we play to expand our addressable markets with a focus on three strategic priorities: strengthening our position in core products and markets; expanding into new product adjacencies that leverage our materials science, market, and manufacturing expertise; and developing more multimaterial and prefabricated construction solutions.

Embedded in our strategy is a series of strategic choices that are driving our performance and growth:

•    Strengthening our market leadership in building and construction applications.

•    Broadening our sustainability leadership by investing in customer and circular economy solutions.

•    Accelerating product and process innovation with our material science and manufacturing expertise.

•    Expanding into new product lines and material solutions, increasing our total addressable market.

•    Delivering above-market growth with sustainable mid-teen margins growing revenues to $10 billion by 2024.

Owens Corning made substantial progress in each of these five areas in 2022.

We reinforced our market leadership with share gains in several product lines and strengthened partnerships with our customers. We also continued to make investments to expand manufacturing capacity and increase productivity. These investments included adding needed capacity in several product lines to support additional growth.

Our sustainability leadership continues to generate multiple advantages by creating growth opportunities and helping to fulfill our purpose: Our people and products make the world a better place. During the past year, we furthered our progress toward our 2030 goals by embracing the imperative to “operationalize” sustainability. We believe driving sustainability even deeper into our organization – especially on the manufacturing floor – will unlock new opportunities to leverage the passion and expertise of our global team.

Additionally, we continued to translate our material science expertise into new products as evidenced by our range of sustainability-focused customer solutions including FOAMULAR® NGX™ insulation, PINK Next Gen™ Fiberglas™, and PINKBAR®+ Fiberglas™ rebar.

And in November, we announced enhanced shingle recycling efforts including a pilot asphalt shingle recycling partnership that will serve to advance our circular economy aspiration by keeping shingles out of landfills. By 2030, the company intends to recycle two million tons of shingles annually in the U.S.

Investing in and leveraging our core innovation strengths is critical to accelerating product and process innovation. As material innovators, product and process development is critical to how we

     2030 GUIDING ASPIRATION

FOR SUSTAINABILITY

∎   DOUBLE positive impact of our products

∎   Eliminate injuries and IMPROVE
QUALITY OF LIFE for employees
and their families

∎   Have a POSITIVE IMPACT on
our communities

∎   HALVE THE NEGATIVE IMPACT
of our operations

∎   ADVANCE our inclusion & diversity

drive growth, improve our operating performance, and create additional value for our customers. During 2022, the company launched more than 50 new or refreshed products spanning many of the core platforms in our Roofing, Insulation, and Composites businesses. Our continued progress in developing new and refreshed product lines demonstrates our ability to transform customer insights into new functionality and solutions that promote growth. In addition, we committed substantial investments to build our technical capabilities with new labs and pilot functionality.

We also made significant progress in expanding into new product lines and material solutions. During 2022, we acquired WearDeck®, a premium producer of composite weather-resistant decking and structural lumber for commercial and residential applications, and Natural Polymers, an innovative manufacturer of spray polyurethane foam insulation for building and construction applications.

Collectively, these investments support our growth strategy and our mission to build a sustainable future through material innovation.

Along with our investments, we took actions to strengthen and expand existing product lines. In Composites, we announced a new joint-venture with Pultron Composites, a producer of our industry-leading fiberglass rebar, and acquired the remaining 50% interest in Fiberteq, our U.S.-based joint venture producing high-value non-woven fiberglass mat for roofing applications.

These moves support our pivot in Composites into higher value, more capital-efficient applications focused on building and construction, renewable energy, and infrastructure, all of which leverage our core glass-fiber technology.

INVESTING IN GROWTH
Acquisition of premium composite decking manufacturer
Innovative spray polyurethane foam insulation acquisition
JV producing PINKBAR+® and MATEENBAR™ fiberglass™ rebar
JV for expanded production of high-value non-woven fiberglass mat

As our results demonstrated, we capitalized on our market opportunities to deliver above-market growth. The consistency of our performance, even amid shifting market conditions, reinforces the strength of our company today and the growth opportunities we are creating for the future.

Our People and Products Make the World a Better Place

Of all our attributes and assets, none is more valuable than our people, who compose what I believe is the best team in the industry. It is the daily efforts of our 19,000 people in 31 countries who bring our strategy to life through their engagement, ingenuity, and unwavering commitment to our customers’ success.

We continue to hone our competitive edge by investing in the development of our talent and fostering an inclusive and diverse culture that enables us to attract, develop, and retain the very best talent in the world.

Our people and company also continued to make an impact in the communities in which we work and live. In 2022, this impact was evidenced by substantial volunteerism and giving, including 80 roof replacements for veterans in need, $1.3 million in product donations, and $365,000 donated to help those impacted by the ongoing conflict in Ukraine. In addition, the Owens Corning Foundation committed $8.7 million in 2022 to advance equity and equality in our communities.

“It is the daily efforts of our 19,000 people in 31 countries who bring our strategy to life through their engagement, ingenuity, and unwavering commitment to our customers’ success.”

Well-Positioned for 2023 – and Beyond

Our performance in 2022 further positioned Owens Corning to continue delivering exceptional results, even amid changing conditions. Challenging times create great opportunities to differentiate our company. And we look forward to demonstrating the enduring nature of our strategy and performance by continuing to create opportunities, deliver value, and outperform the market in 2023 and beyond.

In closing, I invite you to join us for our virtual Annual Meeting of Stockholders at 9:00 a.m. ET on April 20, 2023. On this date, you may access a webcast of the meeting at: www.virtualstockholdermeeting.com/OC2023.

In the meantime, on the behalf of our Board of Directors, senior leadership team, and employees, I thank you for your continued investment and interest in Owens Corning.

Sincerely,

Brian D. Chambers

Chair and Chief Executive Officer

March 9, 2023

THE PINK PANTHER™ & 1964–2023 Metro-Goldwyn-Mayer Studios Inc. All Rights Reserved. © 2023 Owens Corning. All Rights Reserved.

HOW TO VOTE

Stockholders have a choice of voting on the internet, by telephone, or by mail using a traditional proxy card or voting instruction card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the internet or by telephone, you do not need to return your proxy card.

VIRTUAL ANNUAL MEETING AND ADMISSION

We have decided to hold the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) virtually again this year because hosting a virtual Annual Meeting enables greater stockholder attendance and participation from any location around the world, improves meeting efficiency and our ability to communicate effectively with our stockholders, provides for cost savings to Owens Corning and our stockholders, and reduces the environmental impact of our Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) on behalf of Owens Corning, of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof. On or about March 9, 2023, these proxy materials are being distributed to stockholders. Only stockholders who are eligible to vote at the Annual Meeting will be admitted. Stockholders holding shares at the close of business on the record date of February 21, 2023 may attend the Annual Meeting. You will be able to attend the Annual Meeting, vote, and submit your questions in advance of the meeting by visiting www.virtualstockholdermeeting.com/OC2023. To participate in the meeting, you must have your sixteen-digit control number that is shown on your proxy card or your voting instruction form.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” in the Questions and Answers About the Annual Meeting and Voting section for more information on this stockholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

Notice of Annual Meeting of Stockholders

TIME AND DATE:	9:00 a.m. Eastern Time on Thursday, April 20, 2023

PLACE:	Virtual Meeting webcast at www.virtualstockholdermeeting.com/OC2023

PURPOSE:

1.   To elect the 10 director nominees listed in the accompanying Proxy Statement.

2.   To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.

3.   To approve, on an advisory basis, named executive officer compensation.

4.   To recommend, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation.

5.   To approve the Owens Corning 2023 Stock Plan.

6.   To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.

7.   To approve an amendment to the Company’s exclusive forum provision in its Third Amended and Restated Bylaws.

8.   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a stockholder of record at the close of business on February 21, 2023.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2022 (“2022 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the internet, by telephone, or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?” in the Questions and Answers About the Annual Meeting and Voting section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2023: The Notice of Annual Meeting and Proxy Statement and 2022 Annual Report are available at https://materials.proxyvote.com/690742 and https://investor.owenscorning.com/proxy.

By order of the Board of Directors,

Gina A. Beredo

Secretary

Toledo, Ohio

March 9, 2023

Page

Company Overview	1
Proposal 1. Election of Directors	5
Information Concerning Directors	5
Board Structure	5
Director Qualifications, Skills and Experience	5
Board of Directors Skill Matrix	6
Director Biographical Information	7
Governance Information	17
Corporate Governance Practices and Highlights	17
Corporate Governance Guidelines	19
Director Retirement, Refreshment and Succession	19
Board Leadership	19
Lead Independent Director	20
Board, Committee, Chair and CEO Evaluation Process	20
Risk Oversight	20
Oversight of Strategy	21
Communications with Directors	22
Director Qualification Standards	22
Director Independence	22
Executive Sessions of Directors	22
The Company’s Policies on Business Ethics and Conduct	22
Board and Committee Membership	23
Director Service on Other Public Boards (Overboarding Policy)	24
The Audit Committee	25
The Compensation Committee	27
The Governance and Nominating Committee	28
The Finance Committee	29
The Executive Committee	29
Review of Transactions with Related Persons	29
Beneficial Ownership of Shares	30
Compensation Discussion and Analysis	32
Executive Compensation	32
Compensation Committee Report	50
Named Executive Officer Compensation	51
2022 Summary Compensation Table	51
2022 Grants of Plan-Based Awards Table	53
Narrative to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table	55
CEO Pay Ratio	56
Pay Versus Performance	57
Outstanding Equity Awards at 2022 Fiscal Year-End Table	59
2022 Option Exercises and Stock Vested Table	60
2022 Pension Benefits Table	60
2022 Nonqualified Deferred Compensation	62
Potential Payments Upon Termination or Change-in-Control	63
2022 Non-Management Director Compensation	65
Equity Compensation Plan Information	66
Proposal 2. Ratification of the Selection of Independent Registered Public Accounting Firm	67
Proposal 3. Approval, on an Advisory Basis, of Named Executive Officer Compensation	68
Proposal 4. Recommendation, on an Advisory Basis, of the Frequency of the Advisory Vote on Named Executive Officer Compensation	69
Proposal 5. Approval of the Owens Corning 2023 Stock Plan	70
Proposal 6. Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware Law Provisions regarding Officer Exculpation	77
Proposal 7. Approval of an Amendment to the Company’s Exclusive Forum Provision in its Third Amended and Restated Bylaws	79
Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders	81
Questions and Answers About the Annual Meeting and Voting	83
Annex A	A-1
Annex B	B-1
Annex C	C-1

COMPANY OVERVIEW

19,000 Employees 31 Countries 3 Segments $9.8B Net Sales

Owens Corning (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a global building and construction materials leader committed to building a sustainable future through material innovation. The Company is comprised of three integrated businesses – Composites, Insulation, and Roofing – that provide durable, sustainable, energy-efficient solutions that leverage its unique material science, manufacturing, and market knowledge to help our customers win and grow. The Company also benefits from its high-performing teams, global footprint and scale, and safety and sustainability expertise across the enterprise.

The Company manufactures and delivers a broad range of high-quality fiberglass composite, insulation, and roofing materials. Our fiberglass composites enhance the performance of building and construction, renewable energy, and infrastructure material solutions. Our insulation products conserve energy and improve acoustics, fire resistance, and air quality in the spaces where people live, work, and play. Our roofing products and systems protect homes and commercial buildings, while enhancing curb appeal of people’s homes. In short, the Company provides innovative products and solutions that deliver a material difference to its customers and, ultimately, make the world a better place.

The Company aims to deliver consistently strong financial results and sustainable stockholder value. The business is global in scope, human in scale with approximately 19,000 employees in 31 countries generating value for our customers and making a difference in the communities where they work and live. Based in Toledo, Ohio, USA, the Company posted 2022 net sales of $9.8 billion.

MAINTAINING SAFETY PERFORMANCE AND EMPLOYEE WELL-BEING

At Owens Corning, the safety and health of employees, at work and in their personal lives, is a top priority. Working safely is an unconditional, organization-wide expectation at the Company, which directly benefits its employees’ lives, improves its manufacturing processes, and reduces its costs. The Company maintains safety programs and procedures, focused on identifying hazards and reducing risks with the goal of eliminating injuries. And, with its comprehensive Healthy Living platform, the Company provides a multifaceted well-being program designed to drive sustainable, long-term change, improve the health and lives of employees, and strengthen the culture and work experience.

The Company’s employees demonstrate tremendous resilience, ingenuity, and execution in responding to challenges, including impacts of the pandemic and changes in the macroeconomic environment. The Company continues to maintain protocols to promote a safe work environment in its offices, labs, and manufacturing plants, and embraces an unconditional commitment to improve upon its world-class safety performance.

DOING BUSINESS IN A SUSTAINABLE WAY

As a worldwide leader in its industry, the Company has the desire to be at the forefront of corporate sustainability efforts. Its ambition is to be a net-positive company, that is, one whose positive impacts of its people and products, is greater than the negative impact of manufacturing its products. The Company works to continually improve its operations. Its climate-related sustainability efforts have led the Company to develop a range of strategies and tactics that have had a significant impact on the way it conducts its business. The Company strives to reduce the greenhouse gas emissions released throughout the entire lifecycle of its products by making its manufacturing processes more energy-efficient, sourcing more renewable electricity, improving its supply chain logistics, increasing recycled content, and developing end-of-life recycling solutions. Together, this work reduces the environmental impact of its operations and lowers the embodied carbon in its products – an attribute of growing importance to its customers.

The Company began its sustainability journey nearly two decades ago and reporting each year on its progress is an important part of its ongoing commitment to transparency and impact. Informed by insights from key stakeholders, the Company’s reporting has evolved over time and is currently prepared in accordance with the Global Reporting Initiative Standards: Comprehensive option. Additional disclosures address significant issues related to the Carbon Disclosure Project, Dow Jones Sustainability Index, United Nations Sustainable Development Goals, United Nations Communication on Progress, Sustainability Accounting Standards Board, Task Force on Climate-related Financial Disclosures, and other stakeholder requests. This approach enables the Company to provide an integrated, comprehensive view of its sustainability and social responsibility commitments, progress, and impact.

More information about sustainability at the Company, including details on the complete set of 2030 Sustainability Goals, can be found at https://www.owenscorning.com/corporate/sustainability.1

[1]	The information on our website, including our Sustainability Report, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

BUILDING A STRONGER COMPANY GUIDED BY A NEW GROWTH STRATEGY

In 2021, the Company launched a growth strategy, which is rooted in its mission of building a sustainable future through material innovation, and significantly expands its current addressable markets by capitalizing on key secular trends to create new opportunities and is expected to generate stronger, more consistent financial results and position the Company for the future. This is expected to be accomplished by:

∎	Strengthening the Company’s position in core products and markets;
∎	Expanding into new product adjacencies that leverage its materials science, market, and manufacturing expertise; and
∎	Developing more multimaterial and prefabricated construction solutions.

Through this strategy and a disciplined financial approach, the Company strives to strengthen its financial performance and improve total stockholder return, including revenue and profit growth, free cash flow generation and conversion, and greater resilience of its performance through the cycle. The Company’s long-term capital allocation strategy also focuses on increasing stockholder return by ensuring a strong, investment-grade balance sheet; maintaining safe, sustainable, and productive operations; investing in targeted growth opportunities; and returning capital to stockholders in dividends and share repurchases.

DEVELOPING HIGH-PERFORMING TEAMS TO EXECUTE ON COMPANY COMMITMENTS

None of this would be possible without high-performing teams that are diverse, engaged, talented, and aligned with the Company’s goals and strategy.

EMPLOYEE PERFORMANCE AND RELATED OBJECTIVES

The Company focuses on employee performance, development, succession planning, and turnover. Management strives to have clear objectives, effective performance management, and a structure that includes regular talent reviews, succession planning, development, and compensation analysis.

INCLUSION AND DIVERSITY

The Company believes its success is driven by an inclusive and diverse workforce, adding value to the business through an environment that leads to high engagement and promotes innovative thinking in the workplace. The Company operates programs that foster gender and ethnic diversity, and other forms of diversity, as well as equality within its workforce, including supporting nine employee-led affinity groups, so its employees feel valued and appreciated for the distinct voices they bring to the team.

Consistent with its commitment to “equal pay for equal work,” the Company has implemented a robust pay equity system, which includes multiple processes and controls that are executed during its hiring and annual merit review to prevent pay equity gaps from occurring. We ensure the success of our system by performing a biennial pay equity review with the assistance of a third-party vendor who utilizes a strong, statistical analysis of pay equity across its global salaried workforce. The Company promptly remediates all identified and substantiated pay gaps through pay increases. Further, the Company has implemented processes and policies to avoid inheriting unequal pay bias of prior employers. More information about our pay equity program may be found at https://www.owenscorning.com/corporate/sustainability.1

Lastly, we are proud that the Company’s employees contribute many service hours to boards, special causes, and nonprofit organizations in the communities where they live and work. These programs enable the Company’s employees to connect with the community, further enhance its reputation locally and globally, and instill pride in the workforce. In 2022, the Company and the Owens Corning Foundation donated $7.6 million of cash and products to support healthy communities, safe housing, education, workforce development, and social and racial equity.

[1]	The information on our website, including our Sustainability Report, is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

ON THE RIGHT PATH

The Company is a recognized leader on environmental, social, and governance (“ESG”) issues. This record of continued achievement demonstrates a commitment to ESG that is both long-term and embedded in the Company’s culture. It’s also recognition that the Company is on the right path. Select awards and honors earned by the Company include:

PROPOSAL 1

ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTORS

Currently, the Board of Directors (the “Board”) of the Company consists of 10 directors whose terms expire at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Our Board has nominated the current 10 directors for re-election at the Annual Meeting.

BOARD STRUCTURE

•	The Board is fully declassified and all directors stand for re-election annually; and

•

The Company’s Third Amended and Restated Bylaws (the “Bylaws”) provide for majority voting in uncontested director elections, with a resignation requirement for directors not elected by a majority vote. Directors will be elected by a majority of votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the 2024 Annual Meeting of Stockholders and until his/her successor is duly elected and qualified.

Your proxy will vote for, against, or abstain for any director. If you properly execute and date your proxy card but do not indicate how you want your proxy voted, it will be voted for each of the 10 nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our Bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, the named proxy may vote for another nominee proposed by the Board. We do not know of any nominee of the Board who would be unable to serve if elected.

DIRECTOR QUALIFICATIONS, SKILLS, AND EXPERIENCE

Pursuant to the Corporate Governance Guidelines adopted by our Board, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Board believes that each of the current directors and nominees for director exhibit these characteristics.

As mentioned above, diversity is considered in the selection of director nominees. In this context, “diversity” includes gender, race, ethnicity, nationality, national origin, or other elements of one’s identity. In addition, the Governance and Nominating Committee is committed to including, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender and race. We are proud of our record on diversity, including at the Board level, and are likewise proud of our commitment to personal privacy. As a result, while we inquire of our directors and nominees about certain attributes relating to diversity, each individual may choose to respond or not to such inquires. Therefore, our diversity statistics may not represent all elements of diversity included on our Board.

Our director nominees have experience in various roles, and they include current and former Chief Executive Officers, Chief Financial Officers, consultants, investment professionals, and other executives. Many possess experience as directors, having served on the boards and board committees of public or private companies. The director nominees have experience in a variety of industries, including manufacturing, financial, information technology, professional services, cybersecurity, and others. Furthermore, the nominees collectively possess a broad array of skills that the Board has deemed relevant to the Company’s strategy.

Set forth in the following Board of Directors Skill Matrix (“Matrix”) and with each director’s biographical information is a description of the key qualifications, experience, skills, and expertise that led the Board to the conclusion that such individuals should serve as the Company’s directors.

BOARD OF DIRECTORS SKILL MATRIX

The categories included in the Matrix are tied to the Company’s strategy, and the goal is that the directors collectively possess qualities that facilitate their effective oversight of the Company’s strategic plans. While the Matrix is useful for determining the collective skills of the Board as a whole, it is not a comparative measure of the value of directors; a director with more focused experience could nonetheless contribute broadly and effectively.

The Matrix identifies the principal skills that the Governance and Nominating Committee considered for each director when evaluating the director’s experience and qualifications to serve as a director. Each mark ● indicates an experiential strength that was self-selected by each director.

*Current or previous experience as a Chief Executive Officer (“CEO”).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1.

Nominees for Election as Directors for a Term Expiring at the 2024 Annual Meeting of Stockholders

BRIAN D. CHAMBERS Board Chair & Director Age: 56 Director since: 2019 Committee Membership(s): • Executive (Chair) Other Public Boards: • Lincoln Electric Holdings, Inc. (Nasdaq: LECO)

Career Highlights

Mr. Chambers is Board Chair, President, and Chief Executive Officer at the Company. He was appointed CEO in 2019 and elected Board Chair in 2020. He previously served in several senior leadership roles at the Company, including President and Chief Operating Officer from 2018 to 2019, President of the Roofing business from 2014 to 2018, Vice President and General Manager of Roofing from 2013 to 2014, and Vice President and General Manager in the Composites business from 2011 to 2013. In total, Mr. Chambers has over 19 years of global business and leadership experience with the Company. He also held several commercial and operational roles outside the Company at Saint Gobain, Honeywell, and BOC Gases.

Since February 2022, Mr. Chambers has served on the Board of Directors of Lincoln Electric Holdings, Inc., a world leader of engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and is a member of its Audit and Finance Committees. Mr. Chambers is a member of the Business Roundtable and is on the executive committees of the Ohio Business Roundtable and the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Mr. Chambers brings to the Board a thorough understanding and extensive knowledge of the Company’s people, products, and markets worldwide gained through his key leadership positions in the Company. In these roles, especially as the current Chief Executive Officer and Chair of the Company, he played an integral role in developing the Company’s strategies, which has helped to provide the foundation for the current direction of the Company. Mr. Chambers possesses a significant understanding of, and experience with, complex operations as well as company-specific customer expertise that drive the Company toward achievement of its expansion and growth goals. This industry-specific experience and breadth of knowledge enable him to provide the Board with a unique, invaluable perspective. In addition, Mr. Chambers’ extraordinary leadership qualities as well as the ability to identify and develop those qualities in others facilitate the Company’s strategic growth execution.

Mr. Chambers’ deep connection to the operations and products of the Company empower him to foster material innovation on the Company’s path to building a sustainable future. Mr. Chambers’ experience and focus on sustainability has led the Company to increase its percent of revenue that comes from its portfolio of products that save energy or reduce emissions. He is dedicated to science-based targets that align with the Company’s aspiration to be a net-positive company. Mr. Chambers’ vast knowledge of material products also allow him to understand and successfully execute key strategies to expand the Company’s products’ handprint and positive impacts worldwide.

His experience serving on a publicly traded company board provides him with additional global business perspective and further deepens his leadership and strategy skills.

EDUARDO E. CORDEIRO Director Age: 55 Director since: 2019 Committee Membership(s): • Compensation • Finance (Chair) • Executive Other Public Boards: • FMC Corporation (NYSE: FMC)

Career Highlights

Mr. Cordeiro served as Executive Vice President, Chief Financial Officer at Cabot Corporation, a global specialty chemicals and performance materials company, from 2009 to 2018. He also served as President of the Americas region from 2014 to 2018. During his 20-year tenure at Cabot, he held several corporate, business, and executive management positions, including Vice President of Corporate Strategy and General Manager of its Fumed Metal Oxides and Supermetals businesses. Prior to his career at Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group. He has also served on the Board of Directors of FMC Corporation, a public multinational company serving agricultural, industrial, and consumer markets, since 2011 and chaired its Audit Committee since 2014.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Through Mr. Cordeiro’s broad range of corporate, business, and executive management roles at Cabot and The Boston Consulting Group, he gained significant corporate strategic operations expertise that allows him to provide the Board with a meaningful perspective on the Company’s operations and strategy. His experience in a complex global industrial business focused on chemicals and specialty materials complements the Company’s strategy to expand into new product adjacencies. During his multiple finance roles at Cabot throughout his twenty-year career, including, most recently, the Chief Financial Officer position, Mr. Cordeiro gained extensive financial expertise and significant knowledge of capital markets, and accounting systems and controls that enable him to provide the Board with a meaningful perspective on matters relevant to the Company’s growth strategy and capital deployment. His financial background is especially insightful in his role as chair of the Finance Committee. Additionally, Mr. Cordeiro’s experience from serving as director and chair of the Audit Committee for FMC Corporation augments the risk management and financial reporting knowledge of the Board.

ADRIENNE D. ELSNER Director Age: 60 Director since: 2018 Committee Membership(s): • Audit • Finance Other Public Boards: • Benson Hill, Inc. (NYSE: BHIL)

Career Highlights

Ms. Elsner served as President, Chief Executive Officer, and a director of Charlotte’s Web Holdings, Inc., a leader in hemp-derived CBD extract products, from 2019 to 2021. From 2015 to 2018, she served as President, U.S. Snacks, Kellogg Company, a manufacturer and marketer of convenience foods. From 1992 to 2015, Ms. Elsner served in several increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational confectionery, food and beverage conglomerate. Ms. Elsner serves on the Board of Directors of Benson Hill, Inc., a food technology company. She has also served on the board of the Ad Council.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Through her broad range of leadership positions at Kellogg Company and Kraft Foods, especially as Chief Marketing Officer, Ms. Elsner gained significant knowledge of global markets and operations, and extensive sales, strategy, and product innovation in domestic and international markets. This breadth of experience enables her to provide the Board with a valuable perspective as the Company focuses on strengthening its position in core markets, building its brand, and strengthening its distribution and home centers relationships. Ms. Elsner’s unique appreciation of customers, shareholders, and employees parallels and propels the Company’s goal to enhance its social impact through commitments to health and safety, inclusion and diversity, and its communities. Ms. Elsner’s broad financial and operating experience as CEO of a public company and leading sizeable domestic and international business units of large public companies provides valuable insight for the Company as it continues to operate globally in over 31 countries. Her leadership roles at Charlotte’s Web, Kellogg Company, and Kraft Foods, Inc., and her experience as a director for other public companies enable Ms. Elsner to provide unique and valuable contributions to the Board in the areas of global management and business strategy.

Ms. Elsner’s extensive experience overseeing financial processes and understanding of finance led to her designation as an “audit committee financial expert.”

ALFRED E. FESTA Director Age: 63 Director since: 2020 Committee Membership(s): • Compensation • Finance Other Public Boards: • NVR, Inc. (NYSE: NVR)

Career Highlights

Mr. Festa has served as an Operating Advisor at Clayton, Dubilier & Rice, a global private equity firm with a broad portfolio since 2020. Mr. Festa served as Chairman and Chief Executive Officer of W.R. Grace & Co., a leading global producer of specialty chemicals and materials, from 2008 to 2018, and non-executive Chairman from 2018 to 2019. He joined W.R. Grace as President and Chief Operating Officer in 2003 and assumed the role of CEO in 2005. Previously, he served in senior leadership positions at Morgenthaler Private Equity Partners and AlliedSignal (now Honeywell). He began his career at General Electric, where he spent 12 years in financial management positions. He also serves on the Board of Directors of NVR, Inc., a public homebuilding company, since 2008, and serves on its Audit and Nominating and Corporate Governance Committees.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Mr. Festa developed an in-depth understanding of materials manufacturing, brand marketing, and financial expertise through his many leadership positions at a leading global producer of specialty chemicals and materials. This expertise and his extensive management experience provide the Board with a valuable, independent perspective on the Company’s global manufacturing operations. As a top executive of a public company, Mr. Festa’s global operating experience, particularly related to mergers and acquisitions, strong financial background, and proven leadership capabilities are especially important to the Board’s consideration of product expansion into new product adjacencies that leverage market and manufacturing expertise. Mr. Festa’s public company board experience at a homebuilding company allows him to contribute to the Company’s strategy and provide a voice of the customer. In addition, his experience from serving as director and a member of the Audit Committee and Nominating and Corporate Governance Committee helps support the Company’s goals of strong Board governance and business ethics.

EDWARD F. LONERGAN Director Age: 63 Director since: 2013 Committee Membership(s): • Compensation (Chair) • Governance and Nominating • Executive Other Public Boards: • None

Career Highlights

Mr. Lonergan has served as Executive Chairman of Zep Inc., an international provider of maintenance and cleaning solutions to the commercial, industrial, institutional, and consumer markets, since 2015. Prior to joining Zep Inc., Mr. Lonergan served as Chief Executive Officer of Chiquita Brands International, Inc. from 2012 until the privatization of the company in 2015. He served as Chief Executive Officer of Diversey, Inc. from 2006 through the sale of the company in 2011. Prior to Diversey, Mr. Lonergan served as President, Europe for Gillette from 2002 through its sale in 2006. Between 1981 and 2002, he held a variety of leadership positions both domestically and internationally at the Procter & Gamble Company, including general management roles in customer business development and in emerging markets. He was Chairman of DRB Systems, Inc. until its sale in 2021 and was a member of the Board of Directors of The Schwan Food Company from 2014 through its sale in 2019. He has served as a Senior Advisor at New Mountain Capital (“NMC”), a private equity company, since 2017, and, in addition to Zep Inc., serves on the Board of NMC portfolio company Summit Wash Holdings since 2022.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

As the current Executive Chairman of Zep, Inc. and as the former Chief Executive Officer of Chiquita Brands International and Diversey, Mr. Lonergan’s executive experience and management and operation skills provide valuable knowledge to the Board related to the Company’s business operations and associated risks, both domestic and international. The broad executive-level financial and strategic experience with several publicly traded companies provides valuable insight for the Board as to the issues and opportunities facing the Company. As the Company looks to expand into new product adjacencies that leverage market and manufacturing expertise, the Board leverages Mr. Lonergan’s extensive knowledge of global manufacturing and strong strategic and financial management expertise, as well as his keen understanding of both the business to business and consumer products industries.

MARYANN T. MANNEN

Director

Age: 60

Director since: 2014

Committee
Membership(s):

•  Audit (Chair)

•  Governance and
Nominating

•  Executive

Other Public Boards:

•  MPLX LP* (a limited

   partnership formed

   by Ms. Mannen’s

   current employer,

   Marathon Petroleum)

   (NYSE: MPLX)

Career Highlights

Ms. Mannen currently serves as Executive Vice President and Chief Financial Officer of Marathon Petroleum Corporation, a leading, integrated, downstream energy company. From 2017 to January 2021, she was the Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a global leader in subsea, onshore/offshore, and surface projects for the energy industry. From 2014 to 2017, she served as Executive Vice President and Chief Financial Officer of FMC. Previously, Ms. Mannen served in several roles of increasing importance at FMC, including Senior Vice President and Chief Financial Officer. Prior to joining FMC in 1986, Ms. Mannen served as Finance Manager for Sheller-Globe Corporation. She currently serves on the Board of Directors of MPLX LP, a diversified, large-capital master limited partnership formed by Marathon Petroleum Corporation that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Ms. Mannen’s well-rounded management experience at leading public companies in the energy sector enables her to contribute important insights to the Board regarding international business strategy and management of public companies. As the Company navigates expansion, Ms. Mannen’s extensive executive-level experience in the energy sector benefits the Board by providing significant knowledge and guidance on revenue markets regarding the Company’s three integrated businesses. As the current Chief Financial Officer of Marathon Petroleum and former Chief Financial Officer of TechnipFMC, she brings extensive financial and risk management experience to the Board, which is important as the Company navigates growth and strengthens its core markets. Ms. Mannen’s financial expertise and strong knowledge of accounting systems and controls enable her to provide the Board and management with strong oversight of the management of the Company’s assets and specifically in her role as chair of the Audit Committee.

Ms. Mannen’s financial management experience and extensive knowledge of accounting led to her designation as an “audit committee financial expert” and Chair of the Company’s Audit Committee.

*Our Board views Ms. Mannen’s service on the board of MPLX LP, which is a wholly-owned subsidiary of Ms. Mannen’s employer, as an extension of her senior executive role with its parent company and not as a separate outside board because her responsibilities substantially overlap and require minimum extra work to her current responsibilities as CFO of Marathon. For more information, see the “Director Service on Other Public Boards (Overboarding Policy)” section of this Proxy Statement.

PAUL E. MARTIN Director Age: 65 Director since: 2021 Committee Membership(s): • Audit • Finance Other Public Boards: • Unisys Corporation (NYSE: UIS) • STERIS plc. (NYSE: STE)

Career Highlights

Mr. Martin served as Senior Vice President and Chief Information Officer for Baxter International Inc., a multinational health care company, from 2011 to 2020. Prior to Baxter, Mr. Martin served as Global Chief Information Officer from 2004 to 2011 at Rexam plc, a consumer packaging manufacturing company based in the U.K., where he also held several key senior management positions from 1999 to 2004, including head of information technology for American National Can Group Inc. (acquired by Rexam). Prior to his career at Rexam, Mr. Martin held information technology leadership positions at the CIT Group Inc., BNSF Railway Company, and Frito-Lay, Inc.

Since 2017, Mr. Martin has served on the Board of Directors of Unisys Corporation, a publicly traded global information technology company, and is currently a member of its Audit and Finance Committees as well as the Chair of the Security and Risk Committee. Also in 2021, Mr. Martin joined the Board of Directors of STERIS plc., a leading provider of infection prevention and other procedural products and services, and is a member of the Compliance and Technology and Compensation and Organization Development Committees. He also served on the Board of Directors of Ping Identity Holding Corp., a provider of federated identity management and self-hosted identity access management solutions to web identities and single sign-on solutions, from 2021 until its sale in 2022.

Mr. Martin received the 2020 Chicago CIO of the Year Leadership ORBIE Award. In 2017, he was selected to the CIO Hall of Fame by CIO Magazine for IT innovation and business leadership and was recognized in Black Enterprise’s 2017 Most Powerful Executives in Corporate America. In 2014, Mr. Martin was listed among the “100 Diverse Corporate Leaders in STEM” by STEMconnector and has been recognized as a Business Leader of Color by Chicago United.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Mr. Martin has extensive management experience across the information technology and cybersecurity industries, which uniquely positions him to significantly contribute to the Board’s oversight of the Company’s cybersecurity framework, management of information security risks, and its information security training program. Mr. Martin’s vast digital strategy knowledge helps enable the Board to assist the Company in achieving its goals through digital initiatives. He also provides valuable insight to the Audit Committee in its responsibility to oversee and manage cybersecurity risks. In addition, the Board benefits from Mr. Martin’s international business experience, which includes employment in leadership positions for several global businesses, as well as service at a foreign location on an assignment abroad.

W. HOWARD MORRIS Director Age: 62 Director since: 2007 Committee Membership(s): • Audit • Finance Other Public Boards: • Virtus Investment Partners, Inc. (Nasdaq: VRTS)

Career Highlights

Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Since 2021, Mr. Morris has been a member of the Board of Directors of Virtus Investment Partners, Inc., a publicly traded firm providing investment management and related services to individuals and institutions through independent managers using distinct investment strategies. Mr. Morris is a member of the Audit Committee of the Virtus Board of Directors.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Mr. Morris brings to the Board deep knowledge of financial controls, audit, reporting, financial planning, and forecasting. As the Company measures its operating and strategic performance by reference to its financial goals, Mr. Morris’ understanding of finance and financial reporting processes are instrumental. The Board also benefits from his leadership of an investment partnership, as well as his service as a director of Virtus Investment Partners, Inc., which enable him to provide a valuable investor perspective to Board matters. Mr. Morris’ vast experience with capital markets further enables the Board to plan for growth through investment.

Mr. Morris’ experience as Chief Investment Officer of an investment partnership, his experience as a Certified Public Accountant, Chartered Financial Analyst, and his knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS

Lead Independent
Director

Age: 64

Director since: 2012

Committee
Membership(s):

•  Governance and

   Nominating (Chair)

•  Executive

Other Public Boards:

•  Brookfield

   Infrastructure

   Partners

   (NYSE: BIP)

•  Ovintiv, Inc.

   (NYSE: OVV)

Career Highlights

Ms. Nimocks was formerly a Director (Senior Partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Organization, Risk Management, and Oil and Gas Electric Power and Renewables (wind, solar, geothermal) Practices. Ms. Nimocks served on several of the firm’s worldwide personnel committees and formerly served as the Houston Office Manager.

Ms. Nimocks has a variety of board leadership experience across industries and geographies. Since 2010, she has served on the board of Ovintiv, Inc., a leading North American hydrocarbon exploration and production company, where she chairs the Corporate Responsibility and Governance Committee and is a member of the Audit Committee. She also previously chaired its Human Resources and Compensation Committee. Since August 2022, she has served on the board of Brookfield Infrastructure Partners, a global infrastructure company that owns and operates high-quality, long-life assets in the utilities, transport, energy, and data infrastructure sectors. She also currently serves on the Global Advisory Board for Advancing Women Executives. Beginning in 2010 and until 2021, Ms. Nimocks served as a director and chaired the Compensation Committee at Valaris plc, an offshore drilling and well drilling company, and chaired the Environment Health and Safety Committee and Compensation Committee at its predecessor, Rowan Drilling Companies. She also served on the Board of Directors of ArcelorMittal, one of the world’s leading steel and mining companies, from 2011 to 2022, where she was a member of its Appointments, Remuneration, Corporate Governance and Sustainability Committee. Ms. Nimocks also formerly chaired the Environmental Committee of the Greater Houston Partnership.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Ms. Nimocks brings a wealth of strategic consulting and corporate development experience to the Board that benefits the Company as it seeks to expand into new product adjacency markets and develop multi-material and prefabricated solutions. She is also skilled in identifying, managing, and mitigating corporate risks and capturing new technological advances applicable to the Company’s strategy of innovation. She gained significant knowledge from specializing in global management consulting and the energy sector. Her experience with renewable energy guides the Board’s commitment to sourcing 100% renewable electricity by 2030 with the goal to fully decarbonize in the future. She is involved in numerous organizations and initiatives in support of environmental and social issues, which directly ties to the Company’s goal of building a sustainable future through material innovation. Ms. Nimocks has also led sustainability and inclusion and diversity projects. She counsels the Board in its oversight of the Company’s sustainability and circular economy initiatives. Her service on other public company boards strengthens the Company’s governance principles and provides a unique perspective to its strategic global initiative and sustainability growth strategies.

JOHN D. WILLIAMS Director Age: 68 Director since: 2011 Committee Membership(s): • Compensation • Governance and Nominating Other Public Boards: • None

Career Highlights

Mr. Williams has served as President and Chief Executive Officer of Domtar Corporation, a manufacturer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since 2009. In November 2022, Domtar announced that Mr. Williams intends to retire as President and Chief Executive Officer effective June 30, 2023. Mr. Williams will continue as a part-time advisor regarding strategic growth opportunities for Domtar. He also served as a member of Domtar’s Board of Directors until Domtar’s sale in 2021. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, which is among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. From 2005 to 2008, he served as President of SCA Packaging Europe, and as regional managing director for its U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held several increasingly senior positions in sales, marketing, management, and operations with Rexam plc Packaging Resources, Inc., Huhtamaki, Alberto Culver (U.K.) Ltd., and MARS Group. Since April 2018, Mr. Williams has been a director of Form Technologies, Inc., a privately held leading global group of precision component manufacturers, based in Charlotte, North Carolina, where he has also been the non-executive chair of the Board of Directors since January 2019.

Key Qualifications, Experience, Skills, and Expertise Contributed to the Board

Mr. Williams brings to the Board significant leadership experience as President and Chief Executive Officer of Domtar Corporation and previously as a senior executive in the European packaging industry. He developed an in-depth understanding of manufacturing, quality, and logistics serving in these roles. His extensive management experience provides the Board with a valuable perspective on the Company’s global manufacturing and supply chain operations. Mr. Williams’ experience in managing manufacturing businesses gives him valuable insight to assist the Company’s efforts to expand the use of recycled materials in its manufacturing operations and its products, across all businesses. Mr. Williams provides counsel to the Board as it evaluates the Company’s sustainability practices for its operations and supply chains. His significant experience in international business, operations, sales, and marketing also enable him to provide the Board with a valuable perspective on the Company’s goals of strengthening its position in core markets and products and expanding into new product adjacencies.

RECOMMENDATION REGARDING PROPOSAL 1:

GOVERNANCE INFORMATION

CORPORATE GOVERNANCE PRACTICES AND HIGHLIGHTS

Board Structure

•  90% of the director nominees are independent

•  100% independent Audit, Compensation, Finance, and Governance and Nominating Committees

•  Lead Independent Director with robust and defined responsibilities

•  Board access to senior management and independent advisors

•  Executive sessions of independent directors at every regular Board and Committee meeting

Stockholder Rights and Engagement

•  All members of the Board are elected annually

•  Annual advisory vote on named executive officer compensation

•  Majority vote standard in uncontested director elections with mandatory resignation requirement

•  Robust stockholder outreach program

•  No stockholder rights plan

Policies and Practices

•  Clawback, anti-hedging, and anti-pledging policies

•  Annual Board, Chair/CEO, and Committee self-evaluation process (through written assessments and interviews with the Lead Independent Director) and review of management succession plan

•  Robust stock ownership guidelines:

[o]  Directors: 5x maximum annual cash retainer

[o]  CEO: 6x base salary

[o]  Other named executive officers: 3x base salary

•  Overboarding policy for directors to limit membership on publicly traded company boards (including service on the Company’s Board)

[o]  Employee Directors: No more than two publicly traded company boards

[o]  Non-Employee Directors: No more than four publicly traded company boards

[o]  Audit Committee members: No more than two other publicly traded company audit committees

•  Mandatory director retirement age of 73

•  Global Code of Conduct for employees, officers, and directors

Board Composition

•  60% gender, ethnic, and racial diversity among director nominees

•  Additions of five new independent directors since 2014, four of which increased gender, ethnic, or racial diversity (no directors self-identified as members of the LGBTQ+ community)

•  Women occupy three Board leadership positions (Lead Independent Director, Governance and Nominating Committee Chair, and Audit Committee Chair)

•  Commitment to include, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender or race

1 Through self-identification in director questionnaires.

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted Corporate Governance Guidelines that, in conjunction with our Amended and Restated Certificate of Incorporation, Bylaws, and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines annually and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

DIRECTOR RETIREMENT, REFRESHMENT, AND SUCCESSION

Pursuant to the Corporate Governance Guidelines, the mandatory retirement age for directors is 73. A director who has attained the age of 73 shall not be nominated for reelection at an annual meeting of stockholders.

Under its charter, the Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics of Board members in the context of the current make-up of the Board. The Governance and Nominating Committee makes recommendations to the Board regarding size and composition of the Board, reviews the suitability of directors for continued service, and is responsible for responding to any concerns of directors relating to the performance of the Board. As part of its refreshment process, the Board seeks to attain a healthy mixture of tenures, including both longer and shorter tenured directors, which can provide a balance of fresh ideas and both Company institutional and market knowledge, alongside experience through the business cycle.

The Governance and Nominating Committee also makes recommendations to the Board regarding the size, composition, and leadership of each standing committee of the Board, and recommends individual directors to fill any vacancy that might occur on a committee. The Governance and Nominating Committee is committed to including, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender and race.

BOARD LEADERSHIP

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chair based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Brian D. Chambers serves as the Company’s Board Chair and CEO.

The Board determined that combining the Chair and CEO positions allowed clear and consistent leadership on critical strategic objectives and enabled a consistent flow of information for the Board’s oversight of risk. The Board’s prior experience working with Mr. Chambers as President and CEO, as well as his track record of success in over 19 years with the Company in a variety of leadership positions, strongly supported its conclusion that the Company and its stockholders would be best served with Mr. Chambers leading the Company as its Chair and CEO.

The Board has determined that it is appropriate to have a structure that provides strong leadership among the independent directors of the Board. As discussed below, the independent directors on our Board have elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine. After the Annual Meeting, Suzanne P. Nimocks will begin her second two-year term as Lead Independent Director. Ms. Nimocks has been a director of the Company since 2012, serving as Chair of its Finance Committee from 2015 to 2021, as well as Lead Independent Director and Chair of the Governance and Nominating Committee since 2021. Her previous experience as a senior partner with McKinsey & Company positions her to provide superior oversight of the Company’s global business and strategy. The Company also benefits from her extensive leadership experience on the boards of other global companies and her proven track record on environmental, social, and governance issues.

Additionally, the Board, which consists entirely of independent directors other than Mr. Chambers, exercises an independent oversight function. Each of the Board committees, other than the Executive Committee, is comprised entirely of independent directors. Regular executive sessions of the independent directors are held. On an annual basis, each of the independent directors evaluates the Chair and CEO in several key areas.

The Board has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel, and organizational needs over time.

LEAD INDEPENDENT DIRECTOR

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director for the Company, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chair;

•	serving as a designated member of the Executive Committee of the Board;

•	presiding over all executive sessions of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such sessions;

•

reviewing and approving Board meeting agendas and schedules in collaboration with the Chair to ensure there is sufficient time for discussion, recommending matters for the Board to consider and advising on the information submitted to the Board by management;

•

serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chair without inhibiting direct communication between the Chair and other directors;

•	serving as the principal liaison for consultation and communication between the non-management/independent directors and stockholders;

•	advising the Chair concerning the retention of advisors and consultants who report directly to the Board; and

•	in addition to the directors’ annual evaluation of the Board, CEO, and committees, interviewing all directors regarding the performance of the Board and the directors.

The Charter of Lead Independent Director for the Company is available on our website at http://www.owenscorning.com. The Board evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, contributes to effective Board leadership for the Company.

BOARD, COMMITTEE, CHAIR, AND CEO EVALUATION PROCESS

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees, the Chair, and the CEO.

The Board and its committees complete self-assessment questionnaires that evaluate effectiveness in several areas including composition, structure, and processes. The completed questionnaires are summarized by a third-party law firm to ensure independence and non-bias in the process. The non-management directors individually discuss the results with the Lead Independent Director. The Lead Independent Director and committee chairs then review the evaluation results at the Board and committee levels, respectively, to discuss and incorporate feedback. The Governance and Nominating Committee utilizes the results of this robust and thorough process to recommend changes to Board processes, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the independent directors regarding the performance of the Chair / CEO in several key performance areas. Non-management directors discuss their feedback on the Chair / CEO with the Lead Independent Director. The results of the process are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluations of the Chair / CEO.

RISK OVERSIGHT

The Board oversees the Company’s identification and management of enterprise risks. Some of the Board’s responsibilities for risk oversight processes have been delegated to its relevant committees. A detailed mapping of risk oversight responsibilities of the Board and its committees is reviewed regularly by the Board.

RISK OVERSIGHT RESPONSIBILITIES OF THE BOARD’S COMMITTEES

In addition to facilitating oversight of financial risks, the Audit Committee also has primary responsibility for facilitating the Board’s process of oversight with respect to the Company’s management of key risks generally. Pursuant to its charter, the Audit Committee’s responsibilities include reviewing annually and receiving periodic updates on the Company’s identification of its key risks, major financial exposures, and related mitigation plans.

The Audit Committee is tasked with ensuring that the Board and its committees oversee the Company’s management of key risks and major financial exposures within their respective purviews. The Audit Committee regularly reviews with the Board the mapping of Board and committee responsibilities for risk oversight. The Audit Committee is also responsible for periodically evaluating the effectiveness of the Board’s and its committees’ process of oversight with respect to the Company’s management of key risks.

In addition to the Audit Committee, the Compensation, Finance, and Governance and Nominating Committees each review and evaluate risks associated with their respective areas. Each of the Board committees provides reports concerning its respective risk oversight activities to the Board and the Board considers and discusses such reports.

OVERSIGHT OF CYBERSECURITY RISK

The Audit Committee receives updates on cybersecurity risks from the Company’s Chief Information Officer at least twice per year. The Audit Committee reviews how the Company is executing against its comprehensive cybersecurity framework, including reviewing the Company’s cybersecurity reporting protocol. From time to time, the Audit Committee may receive additional updates on efforts regarding data loss prevention, regulatory compliance, data privacy, threat and vulnerability management, cyber-crisis management, or other topics, as applicable. In 2023, management began providing the Audit Committee with a cybersecurity dashboard, which the full Board can access.

The Company periodically has external information security assessments performed by third parties to verify our internal assessment results and to stay current on information security risks. Over the past five fiscal years, the Company has on average, completed multiple such assessments per year. The Company also maintains an information security training program that encompasses the following areas: phishing and email security, password security, data handling security, cloud security, operational technology (OT) security processes, and cyber-incident response and reporting processes. The Company’s security program has historically provided training and information security awareness to the following groups of individuals: salaried employees, new hires, people with access to confidential information or personal data, operational technology administrators, executives, and cyber-incident responders.

Over the last three fiscal years, the Company did not experience any information security breach that had a material impact on its business. The Company does manage minor information security issues from time to time as part of its routine operations.

RISK MANAGEMENT PROCESS

The Company has a management risk committee (the “Risk Committee”) that is responsible for overseeing and monitoring the Company’s risk assessment and mitigation-related actions. The Risk Committee is not a Board committee; instead, it is a cross-functional committee that includes members across many areas of expertise, including corporate audit, finance, legal, information technology, treasury, and business functions. This internal group identifies risks and mitigation strategies, and it provides key updates to executive officers and the Audit Committee.

We currently have an enterprise risk register and sub-registers for each of our three businesses, as well as compliance and finance. The Risk Committee uses these individual risk registers to create an enterprise risk register, which enables business units and the Risk Committee to facilitate strategic and operational planning processes while mitigating sustainability and other risks.

The risk registers are also reviewed quarterly by the Audit Committee. Risks are prioritized primarily based on their potential financial impact and the probability of occurrence.

OVERSIGHT OF STRATEGY

The Board oversees the Company’s strategy. The Board performs an annual review of the strategic plans for each major business and for the Company as a whole. Furthermore, in evaluating major investments or other significant decisions, the Board generally considers the Company’s long-term strategic plans and the potential impact on long-term stockholder value.

OVERSIGHT OF ESG

The Board oversees management’s execution of the Company’s ESG strategy. The Board performs an annual review of ESG matters. In addition, the Compensation, Finance, and Governance and Nominating Committees maintain oversight of management’s responsibilities for particular aspects of ESG associated with their respective areas. The Board committees periodically provide reports concerning these ESG topics to the Board and the Board considers and discusses such reports.

SUCCESSION PLANNING

The Company actively engages in succession planning to ensure that it has sufficient depth and breadth of talent. The Board oversees workforce and senior management development primarily through its Compensation and Governance and Nominating Committees. In its oversight of senior management evaluation, development, and compensation, and its evaluation of executive officer performance and determination of executive compensation, the Compensation Committee regularly reviews with management and the Board employee composition, talent, diversity, and senior management development and succession plans. In addition, the Governance and Nominating Committee annually reviews the senior management continuity plan, which addresses contingency planning in the event of an unexpected absence of the CEO. The Board, with the CEO and Chief Human Resources Officer, annually reviews executive talent and succession planning, and regularly reviews management and employee inclusion and diversity programs and initiatives.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the General Counsel and/or the Vice President, Internal Audit for evaluation and appropriate follow-up. The Board has determined that communications considered to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director. Complaints regarding business conduct policies, corporate governance matters, accounting controls, or auditing are managed and reported in accordance with the Company’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

DIRECTOR QUALIFICATION STANDARDS

Pursuant to New York Stock Exchange (“NYSE”) listing standards, our Board has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the NYSE corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

DIRECTOR INDEPENDENCE

With the assistance of legal counsel, the Governance and Nominating Committee reviewed the applicable legal standards for director and Board committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Governance and Nominating Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director-affiliated entities. On the basis of this review, the Governance and Nominating Committee delivered recommendations to the Board and the Board made its independence and “audit committee financial expert” determinations based upon the Governance and Nominating Committee’s reports and recommendations.

The Board has determined that 9 of the current 10 directors are independent. Specifically, directors Cordeiro, Elsner, Festa, Lonergan, Mannen, Martin, Morris, Nimocks, and Williams are independent under the standards set forth in our Director Qualification Standards and applicable NYSE listing standards. Director Chambers is not independent. The Board also has determined that all of the directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the Securities and Exchange Commission (the “SEC”), the NYSE, the Company, and the respective charters of such committees.

EXECUTIVE SESSIONS OF DIRECTORS

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one such meeting of non-management directors must include only independent directors. Currently, all of our non-management directors are independent. In 2022, the non-management directors met in executive session five times. Our Lead Independent Director presides over all executive sessions of the Board attended by the Lead Independent Director.

THE COMPANY’S POLICIES ON BUSINESS ETHICS AND CONDUCT

CODE OF BUSINESS CONDUCT POLICY

All of our employees, including our CEO, Chief Financial Officer, and Controller, are required to abide by the Company’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business. Employees are expected to report any conduct that they believe to be an actual or apparent violation of the Company’s Policies on Business Ethics and Conduct. In addition, the Company maintains a reporting system with access available on an anonymous basis online, by email, or by telephone, and the Code of Business Conduct and reporting system are translated into multiple languages to ensure all our employees around the globe can read it and report any violations in their primary languages.

ETHICS POLICY FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

The Company has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Controller (“Senior Financial Officers”), which provides, among other things, that Senior Financial Officers must comply with all laws, rules, and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee or Audit Committee, as appropriate. Suspected violations of this policy also are expected to be reported through the anonymous reporting system described above.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

DIRECTORS’ CODE OF CONDUCT

Our directors are required to comply with a Directors’ Code of Conduct, which is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. This code covers all areas of professional conduct relating to service on the Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics, and compliance by employees of the Company.

ACCESS TO COMPANY POLICIES

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company. To the extent required by applicable SEC rules or NYSE listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website in the section titled “Corporate Governance.”

BOARD AND COMMITTEE MEMBERSHIP

Our business, property, and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our CEO, Chief Financial Officer, and other officers and employees, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees. Board members are expected to regularly attend Board and committee meetings as well as our Annual Meetings of Stockholders, unless an emergency prevents them from doing so. Each of our director nominees for the 2022 Annual Meeting of Stockholders was present at such meeting.

During 2022, the Board met five times. Each of our directors attended all of the meetings of the Board and committees on which he or she served. The chart below shows committee membership, including those directors who serve as chair of a committee.

NAME	AUDIT	COMPENSATION	EXECUTIVE	FINANCE	GOVERNANCE AND NOMINATING
Cordeiro(1)		X	X	C
Elsner(1)	X			X
Festa(1)		X		X
Lonergan(1)		C	X		X
Mannen(1)	C		X		X
Martin(1)	X			X
Morris(1)	X			X
Nimocks(1)(2)			X		C
Williams(1)		X			X
Chambers			C
2022 Meetings	8	5	-	4	5

C	= Committee Chair	X	= Committee Member	1	= Independent	2	= Lead Independent Director

Each of the standing committees of our Board acts pursuant to a charter that has been approved by our Board. These charters are updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

DIRECTOR SERVICE ON OTHER PUBLIC BOARDS (OVERBOARDING POLICY)

The Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than two publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than four boards of publicly traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and committee meetings, including the Annual Meeting of Stockholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on the Audit Committee. The Corporate Governance Guidelines also state that directors should provide notice and submit a letter of resignation prior to assuming significant new job responsibilities or accepting positions on additional public or private company boards. The director’s letter of resignation is then considered by the Governance and Nominating Committee. As such, the Board maintains processes to review and approve directors’ membership on additional public company boards, even if those directors are still within the overboarding limits mentioned above.

Our Board believes that each of our directors, including each of our director nominees, has demonstrated the ability to devote sufficient time and attention to Board duties and to otherwise fulfill the responsibilities required of directors. However, we understand that certain institutional investors may deem Ms. Mannen overboarded based on her role as chief financial officer at Marathon Petroleum Corporation (“MPC”) and her service on the board of MPLX GP LLC (“MPLX”) in addition to her service on our Board. MPLX is a wholly owned subsidiary of MPC and is the general partner and majority owner of MPLX LP, a publicly traded limited partnership. Due to tax efficiencies, the MPC/MPLX structure has been in place for over a decade and the underlying business is highly integrated. Ms. Mannen’s MPLX board membership is integral to her role as chief financial officer at MPC. Thus, we do not view Ms. Mannen’s service on the MPLX board as an additional board obligation, but an extension of her role as chief financial officer. Accordingly, our Board does not believe that Ms. Mannen’s other commitments limit her ability to devote sufficient time and attention to her duties as a director of the Company.

THE AUDIT COMMITTEE
RESPONSIBILITIES

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance functions of the Company, including assisting the Board’s oversight of:

•   the integrity of the Company’s financial statements;

•   the Company’s compliance with legal and regulatory requirements;

•   the Company’s independent registered public accounting firm’s qualifications and independence; and

•   the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board has determined that directors Mannen, Elsner, and Morris are qualified as audit committee financial experts within the meaning of SEC regulations and that directors Mannen, Elsner, Martin, and Morris are financially literate within the meaning of the NYSE listing standards. All directors serving on the Audit Committee are independent.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

By the Audit Committee:

Maryann T. Mannen, Chair

Adrienne D. Elsner

Paul E. Martin

W. Howard Morris

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2023, subject to ratification by our stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2022 and 2021 are as follows (in thousands):

	2022	2021

Audit Fees (1)	$5,523	$4,680

Audit-Related Fees (2)	6	0

Tax Fees (3)	525	419

All Other Fees (4)	8	9

TOTAL FEES	$6,062	$5,108

(1)    Fees for the years ended December 31, 2022 and 2021, consist of the audit of the Company’s consolidated financial statements including effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements, subsidiary statutory audits, consents and comfort letters, and agreed-upon procedures related to reports filed with regulatory agencies.

(2)    Audit-related fees consist of attestation services.

(3)    Tax fees consist of compliance, consulting, and transfer pricing services.

(4)    All other fees consist of accounting research and disclosure software licenses.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chair of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

THE COMPENSATION COMMITTEE

RESPONSIBILITIES

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

The Compensation Committee also reviews the compensation of the Company’s directors, including an evaluation of how such compensation relates to director compensation of companies of comparable size, industry, and complexity and, if the Compensation Committee deems it appropriate, adopts or proposes to the Board for consideration, any changes to compensation.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•

reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluates annually the performance of the CEO in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the CEO’s compensation level based on this evaluation;

•

in consultation with the CEO, approves the pay structure, salaries, and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and

•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

COMPENSATION CONSULTANT

The Executive Vice President, Chief Human Resources Officer, along with the Company’s Human Resources staff, support the Compensation Committee. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts, and others to assist the Compensation Committee.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Consultant”) during 2022 to serve as its independent outside compensation consultant to advise the Compensation Committee on all matters related to CEO and other executive officers, as well as director, compensation. Specifically, the Consultant provided relevant market data and trend information, advice, alternatives, and recommendations to the Compensation Committee, as further described in the Compensation and Discussion Analysis.

THE GOVERNANCE AND NOMINATING COMMITTEE

RESPONSIBILITIES

The Governance and Nominating Committee (the “Committee” for purposes of this section) is responsible for:

•	reviewing with the Board the appropriate skills and characteristics required of directors;

•	recommending to the Board size and composition of the Board;

•

identifying, screening, and recommending to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Bylaws, which selections shall be consistent with the Board’s criteria for selecting new directors;

•	reviewing stockholder nominations for members of the Board;

•	reviewing the suitability for continued service as director for each Board member when his or her term expires and when he or she has a significant change in status;

•	developing and reviewing the corporate governance principles adopted by the Board and recommending any desirable changes to the Board;

•	considering any other corporate governance issues that arise from time to time and developing appropriate recommendations for the Board;

•	overseeing the annual evaluation of the Board as a whole, Board committees, the Chair/CEO;

•	advising the Board Chair regarding meeting dates, agendas, and the character of information to be presented at Board meetings; and

•	ensuring that the Board reviews plans for Board continuity and management recommendations for management continuity at least once a year.

DIRECTOR NOMINATION PROCESS

The Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms, and stockholders. Where outside search firms are utilized, they may assist the Committee in identifying, evaluating, or recruiting potential nominees.

DIRECTOR QUALIFICATIONS

Pursuant to our Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

CONSIDERATION OF DIVERSITY

Pursuant to its charter, the Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In this context, “diversity” includes gender, race, ethnicity, nationality, national origin, or other elements of one’s identity. In addition, the Committee is committed to including, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender and race.

The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the charter requirements.

Recent additions to the Board demonstrate the Company’s commitment to diversity. Four of the last five directors to join the Board were either female, or ethnic or racial minorities. The current slate of director nominees features 60% gender, ethnic, or racial diversity, representing a threefold increase in gender, ethnic, or racial diversity on the Board over the last decade.

CONSIDERATION OF DIRECTOR CANDIDATES RECOMMENDED BY STOCKHOLDERS

Under its charter, the Committee is responsible for reviewing stockholder nominations for director. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by stockholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the Secretary of the Company and should include information about the background and qualifications of the candidate, as well as any other information required by our Bylaws.

THE FINANCE COMMITTEE

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

THE EXECUTIVE COMMITTEE

The Executive Committee has the authority to act for the Board between meetings of the Board subject to its charter, applicable law, and NYSE listing standards.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2022.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families, including reference in the charter of the Audit Committee.

Our Directors’ Code of Conduct provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Board Chair and Governance and Nominating Committee Chair; and

•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

BENEFICIAL OWNERSHIP OF SHARES

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) known by the Company to be the beneficial owners of more than 5% of the Company’s common stock as of February 21, 2023 (except as noted below). Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on outstanding shares of the Company’s common stock as of February 21, 2023.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS

Common Stock	BlackRock, Inc.(1)	12,334,569	13.58%

Common Stock	The Vanguard Group(2)	9,586,320	10.56%

(1)

Based solely upon a Schedule 13G/A filed with the SEC on January 27, 2023, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, beneficially owned 12,334,569 shares of our common stock, with sole voting power over 11,411,768 shares and sole dispositive power over 12,334,569 shares as of December 31, 2022.

(2)

Based solely upon a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, beneficially owned 9,586,320 shares of our common stock, with shared voting power over 70,222 shares, sole dispositive power over 9,443,766 shares and shared dispositive power over 142,554 shares as of December 30, 2022.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table contains information, as of February 21, 2023, unless otherwise indicated, about the beneficial ownership of the Company’s common stock by the Company’s executive officers and directors as a group and each named executive officer and director, individually, in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 90,777,419 outstanding shares of the Company’s common stock as of February 21, 2023. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

DIRECTORS AND EXECUTIVE OFFICERS	BENEFICIAL OWNERSHIP OF COMMON STOCK		DEFERRED STOCK UNITS (3)	DEFERRED SHARES/UNITS (4)	RESTRICTED STOCK UNITS (5)	TOTAL (6)

Eduardo E. Cordeiro	7,862	(1)*	3,047	-	-	10,909

Adrienne D. Elsner	13,634	(1)*	-	-	-	13,634

Alfred E. Festa	7,453	(1)*	-	-	-	7,453

Edward F. Lonergan	40,675	(1)*	3,043	-	-	43,718

Maryann T. Mannen	19,633	(1)*	2,323	-	-	21,956

Paul E. Martin	3,579	(1)*	-	-	-	3,579

W. Howard Morris	37,055	(1)*	3,886	-	-	40,941

Suzanne P. Nimocks	26,151	(1)*	4,370	-	-	30,521

John D. Williams	46,196	(1)*	-	-	-	46,196

Brian D. Chambers	198,562	(2)*	-	-	64,167	262,729

Kenneth S. Parks	3,535	*	-	-	33,760	37,295

Todd W. Fister	17,816	*	-	710	12,633	31,159

Marcio A. Sandri	29,632	(2)*	-	28,762	12,408	70,802

Daniel T. Smith	32,933	*	-	22,708	11,401	67,042

Executive officers and directors as a group (19 persons)	543,054	(2)*	16,669	56,173	192,838	808,734

*Less than 1% of outstanding shares.

(1)

Includes the following deferred stock units that could be distributed within 60 days in the event a non-employee director’s service on the Board of Directors is terminated: Mr. Cordeiro, 7,862; Ms. Elsner, 13,634; Mr. Festa, 7,453; Mr. Lonergan, 38,675; Ms. Mannen, 19,633; Mr. Martin, 3,579; Mr. Morris, 32,955; Ms. Nimocks, 14,623; and Mr. Williams, 46,196.

(2)

Includes shares that may be acquired under stock options exercisable within 60 days of February 21, 2023 as follows: Mr. Chambers, 9,100; Mr. Sandri, 8,000; and all executive officers and directors as a group (19 persons), 20,500.

(3)	Individuals do not have voting or investment power with respect to deferred stock units.
(4)

Includes vested restricted shares, restricted stock units, and performance share units, which do not have voting or investment power, that the individual has elected to defer receipt of until a future date or event.

(5)	Unvested restricted stock units, which do not have voting or investment power.
(6)

Does not include outstanding performance share units, which do not have voting or investment power, and which may vest from 0% to 200% in shares of common stock at the end of a three-year performance period.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

In this section of the Proxy Statement, we explain and discuss our 2022 executive compensation program. This discussion is intended to describe our compensation policies and to provide a review of our compensation decisions for 2022. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our executive compensation practices and the decisions made concerning the compensation payable to our Named Executive Officers (“NEOs”) listed in the “2022 Summary Compensation Table” below.

OUR PERFORMANCE

In 2022, the Company achieved record revenues and increased cash flow generation, expanded operating margins, and continued to deliver strong adjusted earnings before interest and taxes (“adjusted EBIT”)* amid dynamic market conditions. Our global teams continued to demonstrate their commitment and resilience by servicing our customers and delivering strong financial results against the backdrop of dynamic market conditions, including ongoing supply chain disruptions, regional impacts of COVID-19, and inflation. As the year progressed, we saw many of our end markets beginning to reset, adjusting to a changing macro-economic environment with higher inflation, higher interest rates, and continued uncertainty in Europe created by the ongoing conflict in Ukraine. Despite these challenges, our team leveraged strong customer partnerships, unique product and process innovation, and resilient supply chain and manufacturing performance to deliver outstanding results.

Throughout our Company – in every region – we continued to differentiate ourselves and build market-leading positions to grow our Company, help our customers win in the market, and deliver value to our stockholders. Our global team executed at an extremely high level in 2022, delivering strong commercial and operational performance in support of our growth strategy and in service of our mission to build a sustainable future through material innovation.

During the year, we made significant investments to accelerate the Company’s growth and generate higher, more resilient earnings by executing our strategy to strengthen our core businesses and expand into new products and applications that leverage our market knowledge, material science expertise, and manufacturing capabilities. We also invested in organic growth through new product and process innovation, as well as targeted capacity additions. This progress on key strategic initiatives during the year enabled the Company to outperform the market, while positioning us for sustainable long-term performance.

As described in this section, we believe compensation should align with and enhance long-term stockholder value. Given our underlying pay-for-performance philosophy, a significant portion of compensation for our executives is “at-risk” and reflects our performance. In 2022, this resulted in maximum performance for our short-term incentive plan, and above-target performance for our long-term incentive plan.

OUR PEOPLE

At our Company, our leaders are focused on growth – growth of our Company and our talent, as well as our contributions to the communities in which we work and live. This focus on growth is a common thread through all that we do, including our ongoing dedication to talent development that has shaped the leaders we invest in and promote. Our leaders are accountable to drive results, build connections, and explore new ideas to execute on our growth agenda. They do so with an unwavering commitment to embracing inclusion and diversity to enable high-performing teams, continually enhance our positive work environment, and develop and retain outstanding talent.

We provide you with the following information concerning the objectives, principles, decisions, material elements, processes, amounts, and rationale underlying the compensation of our NEOs. For 2022, our NEOs are:

NAME	TITLE	PERIOD OF EMPLOYMENT

Brian D. Chambers	Board Chair, President and Chief Executive Officer	April 2011 - present July 2000 - August 2007

Kenneth S. Parks	Executive Vice President, Chief Financial Officer (“CFO”)	September 2020 - present

Daniel T. Smith	Executive Vice President, Chief Growth Officer	September 2009 - present

Marcio A. Sandri	President, Composites	August 2000 - present

Todd W. Fister	President, Insulation	November 2014 - present

*	Reconciliation and further information for certain non-GAAP measures may be found for EBIT and adjusted EBIT on page 27 of our 2022 Form 10-K filed with the SEC on February 15, 2023.

OUR STOCKHOLDER OUTREACH

We remain committed to transparency and two-way communication with our investors so that they understand our executive compensation program, including how it aligns the interests of our executives with those of our stockholders, and how it rewards the achievement of our objectives. We also want to understand what our stockholders think about executive compensation.

In 2022, we continued our stockholder outreach program under which we provide consistent, periodic opportunities for our investors to provide their perspectives on our executive compensation and ESG programs. This outreach program is distinct from our broader investor relations efforts, which are more focused on the Company’s financial performance. Our governance outreach program currently consists of three main pillars, as described below.

OUTREACH TYPE	APPROXIMATE TIMEFRAME	PURPOSE

Proxy Off-Season	Fall/Winter	Solicit stockholder feedback more broadly on governance, executive compensation, and environmental and social issues

Proxy Season	After filing Proxy Statement	Solicit stockholder feedback on Proxy Statement and pending proposals

Post-Annual Meeting	Fall	Engage with stockholders to understand their votes at the most recent Annual Meeting of Stockholders

Since filing our prior Proxy Statement in March 2022, we carried out two communication efforts with investors on governance topics. Our most recent communication in the fall of 2022 reached more than 70 of our top investors collectively holding approximately 70% of our outstanding shares, with the goal of receiving feedback on governance, executive compensation, and environmental and social issues. The Company held meetings with several of the stockholders who were contacted via these outreach efforts. Stockholder feedback has been positive with regard to the Company’s executive compensation program design and performance criteria, which has been reinforced by these outreach meetings.

Additionally, at our 2022 Annual Meeting we provided our stockholders with the opportunity, on an advisory basis, to approve or vote against the compensation of our NEOs (Say-on-Pay). Approximately 85% of the votes cast on this proposal approved the NEOs’ compensation. The Company considers stockholder feedback as it shapes its governance and executive compensation programs and policies, as well as its disclosures.

2022 EXECUTIVE COMPENSATION PROGRAM

Considering the effectiveness of our programs and strong stockholder support, as evidenced by the Say-on-Pay vote outcome at our most recent Annual Meeting of Stockholders, the Compensation Committee (the “Committee” for purposes of this Compensation Discussion and Analysis), generally maintained the same program design for 2022. The performance share units (“PSUs”) continue to be earned based on our achievement of total shareholder return (“TSR”), return on capital (“ROC”) metrics, and free cash flow conversion (“FCFC”). The following table summarizes the major elements of our executive compensation plans for the NEOs:

PAY ELEMENT	FORM	PERFORMANCE METRIC	PERFORMANCE PERIOD	OBJECTIVE

Base Salary	Cash	N/A	N/A	Provide a base level of compensation sufficient to attract, retain, and motivate executives

Annual Incentive Award	Cash	75% Corporate performance: • 40% Owens Corning adjusted EBIT • 20% Composites EBIT • 20% Insulation EBIT • 20% Roofing EBIT 25% Individual performance	1 year	Motivate executives to meet and exceed Company and business financial goals, ESG goals, and individual performance objectives

Long-Term Incentive Award	Restricted Stock Units (40%)	N/A	4 years	Provide equity-based compensation opportunities that align the long-term interests of executives and stockholders
	PSUs (TSR) (20%)	PSUs based on TSR relative to companies that make up the Dow Jones Construction and Materials index as of the beginning of the performance period	3 years

	PSUs (ROC) (20%)	PSUs based on adjusted ROC metric	3 years
	PSUs (FCFC) (20%)	PSUs based on FCFC metric	3 years

Additional details and rationale for 2022 compensation decisions are provided in later discussion in this Compensation Discussion and Analysis.

HOW WE MAKE COMPENSATION DECISIONS

OUR EXECUTIVE COMPENSATION PHILOSOPHY

The Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in our guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable value for our stockholders.

GUIDING PRINCIPLES

PAY FOR PERFORMANCE	STOCKHOLDER ALIGNMENT	LONG-TERM FOCUS
A substantial majority of pay is variable, contingent, and directly linked to Company and individual performance.

The financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term stockholder value.

For our NEOs, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives align with the three key elements of our strategic plan and enhance sustainable long-term performance.

COMPETITIVENESS	BALANCE	GOVERNANCE/COMMUNICATION

Total compensation should be sufficiently competitive to attract, retain, motivate, and reward a leadership team capable of maximizing the Company’s performance. Each element is generally compared to peers and the broader marketplace for executive talent.

Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market-competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median levels.

Feedback from stockholders is solicited and factored into the design of our compensation program. Clear design enables ease of communication for all stakeholders.

ROLE OF THE COMMITTEE

The Committee, which consists of all independent directors, is responsible for overseeing the development and administration of our executive compensation program. In this role, the Committee approves all compensation actions concerning our CEO and the other NEOs. The Committee’s other responsibilities include:

•

Reviewing at least annually the goals and objectives of the Company’s executive compensation plans and amending, or recommending that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

Reviewing at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Committee deems it appropriate, adopting or recommending to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

Evaluating annually the performance of the CEO in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, setting the CEO’s compensation based on this evaluation;

•

In consultation with the CEO, approving the pay structure, salaries, and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and

•	Reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company.

The Chief Human Resources Officer and the independent compensation consultant assist the Committee with these responsibilities. The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://www.owenscorning.com.

ROLE OF THE COMPENSATION CONSULTANT

The Committee retained the services of the Consultant to serve as its executive compensation consultant for 2022. In this capacity, the Consultant advised the Committee on a variety of subjects consisting of compensation plan design and trends, pay for performance analytics, and comparative compensation norms. While the Consultant may make recommendations on the form and amount of compensation, the Committee continues to make all decisions regarding the compensation of our NEOs.

The Consultant reported directly to the Committee, participated in meetings as requested and communicated with the Committee Chair between meetings as necessary. In 2022, the Consultant attended all of our Committee meetings.

The Committee reviewed the qualifications and assessed the independence of the Consultant during 2022. The Committee also considered and assessed all relevant factors, including those required by the SEC and the NYSE, which could give rise to a potential conflict of interest. Based on these reviews, the Committee did not identify any conflicts of interest raised by the work performed by the Consultant. The Consultant does not perform other services for or receive other fees from the Company. The Committee has the sole authority to modify or approve the Consultant’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement, and hire a replacement or additional consultant at any time.

COMPETITIVE POSITIONING

PEER GROUP

The Committee utilizes a peer group of 16 companies when assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are in the building materials industry, serve related markets, or use manufacturing processes similar to the Company, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to the Company. This peer group is reviewed regularly by the Committee to help ensure the relevance of the companies to which we compare ourselves.

The peer group for 2022 compensation decisions was comprised of the following companies:

A.O. Smith Corporation	Masco Corporation
Ball Corporation	Mohawk Industries, Inc.
Celanese Corporation	O-I Glass, Inc.
Eastman Chemical Company	PPG Industries, Inc.
Fortune Brands Innovations, Inc.	RPM International, Inc.
Greif, Inc.	The Sherwin-Williams Company
Lennox International Inc.	Stanley Black & Decker, Inc.
Louisiana-Pacific Corporation	Trane Technologies

Effective January 1, 2022, the Committee added Trane Technologies and Greif, Inc. as peer companies. The Committee believes these changes maintain a balance between company size and revenue, industry, global scope, manufacturing footprint, and presence as a competitor for executive talent.

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices. The Company did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

MARKET MEDIAN COMPENSATION

To help ensure that our compensation program is appropriately competitive, the Committee believes the target opportunity of each key compensation element (base salary, annual incentive, and long-term incentive) should generally align with market median practices. As such, the compensation opportunities, when granted, correspond to the market median practices of peer companies with additional performance criteria that awards significant value only when the Company outperforms the targets set by the Committee.

Individual pay opportunities may fall above or below these targets based on the executive’s performance and the Committee’s discretion. In exercising its discretion, the Committee considers Company and individual performance, time in job and experience, job scope, and any other factors that it determines to be relevant and consistent with program objectives and stockholder interests.

HOW WE STRUCTURE OUR COMPENSATION

PRINCIPAL ELEMENTS OF COMPENSATION

The following principal elements make up our NEOs’ compensation program:

CASH COMPENSATION		LONG-TERM INCENTIVES		RETIREMENT
Base Salary	Annual Incentive	Restricted Stock Units	Performance Share Units	401(k) Savings Plan Non-Qualified Deferred Compensation and Restoration Plan

CASH COMPENSATION

BASE SALARY

To help the Company attract, retain, and motivate the most qualified executive talent, we provide executive base salaries generally targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports, including the other NEOs. The Committee has discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. 2022 base salary increases were driven by job scope and responsibilities, experience, tenure, individual performance, retention risk, gaps to market median pay practices and internal equity.

ANNUAL INCENTIVE

Annual incentives are delivered through the annual Corporate Incentive Plan (“CIP”). Funding under the 2022 CIP for all NEO awards was determined based on performance as measured against corporate and individual performance goals. Incentive awards for the NEOs are based 75% on corporate performance measures and 25% on individual performance. Award amounts for each component may be earned from 0% to 200% of targeted levels, based upon performance. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining the individual performance component of CIP payouts. The overall corporate component is earned based upon the achievement of pre-determined financial goals as described below. Awards are paid in the form of a lump-sum cash payment.

At the beginning of each year, the Committee selects the overall corporate performance objectives, or funding criteria, that are used to determine the funding of the corporate performance component (75% of the target award) for the annual CIP. For 2022, the Committee selected specific levels of adjusted EBIT as the performance metric based on the view that total shareholder return correlated with sustained earnings growth, which the Company measures through adjusted EBIT performance, our long-standing measure of profitability. Earnings metrics are the most prevalent annual incentive metrics used by Company peers. Because of the importance of driving profitable growth, adjusted EBIT is weighted at 75% within the annual incentive payout. Owens Corning (consolidated) adjusted EBIT goals determine 40% of overall corporate funding, and performance of the Composites, Insulation, and Roofing businesses against their respective EBIT goals each contribute 20% to overall corporate funding.

Funding for each of the corporate components of the CIP can independently range, based on consolidated or business performance, from Threshold performance (50% CIP funding), to Target performance (100% CIP funding), to Maximum performance (200% CIP funding). For consolidated or business performance falling below Threshold, that portion of the award would not fund. For performance between Threshold and Target or Target and Maximum, CIP funding would fall proportionately between the corresponding funding levels. For example, for performance falling halfway between Threshold performance and Target performance, the resulting CIP funding would be 75%, which is halfway between Threshold funding at 50% and Target funding at 100%. This straight-line mathematical interpolation is performed separately for Owens Corning, Composites, Insulation, and Roofing adjusted EBIT performance and the results are aggregated by applying a 40% weight to consolidated funding and 20% weight to the funding of each business.

When establishing 2022 Threshold, Target, and Maximum CIP performance requirements, the Committee used a variety of guiding principles, including:

•

Target performance levels generally correspond with the results and the business objectives called for in the Board-reviewed operations plan (a comprehensive strategic business plan for the Company) for the year. Whether the Target performance level can be attained is a function of the degree of difficulty associated with the operations plan.

•

Threshold performance levels will be set at a level of acceptable performance that warrants below-market compensation. CIP performance levels between Threshold and Target are intended to compensate participants below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

•

The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operations plan–the more difficult the operating plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above Target performance) is required to reach the Maximum.

•

The Maximum performance level will be set so that it is difficult to achieve and would deliver clear outperformance compared to the operating plan, with the mindset that Maximum performance significantly benefits the Company’s stockholders and warrants CIP funding at or near Maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased stockholder value.

•

The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met, and to adjust performance targets based on timing and materiality of transactions, charges, or accruals.

•

Based on timing of material transactions, the Committee may exclude the impact of a divestiture/acquisition (for example, not allow the additional EBIT of an acquired business to fund the CIP), or may include the impact of the acquisition (for example, include the acquired business’ EBIT after increasing the performance levels required to fund the CIP), it being the Committee’s intent to avoid funding windfalls and reward acquisition synergy capture.

Individual performance goals for the CEO are established and reviewed by the Committee and Board at the beginning of each fiscal year(see goal setting discussion below). For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year, the Committee evaluates the performance of the CEO against the established performance goals and ESG goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP for such NEOs based on the recommendations of the CEO and its discretion, all subject to overall CIP funding levels.

LONG-TERM INCENTIVE

We believe long-term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of stockholders over an extended period. Our long-term incentive program (“LTI”) is an equity-based program that uses a combination of restricted stock units and performance share units. For 2022 NEO awards, the mix of LTI vehicles was maintained as follows:

Restricted stock units generally vest at a rate of 25% per year over a four-year period. Performance share units use overlapping three-year performance cycles, with a new three-year cycle beginning each year. Our Return on Capital-based Performance Share Units(“ROC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined adjusted return on capital metrics. Our total shareholder return-based Performance Share Units (“TSR PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on the Company’s total shareholder return relative to the companies that made up the Dow Jones Construction and Materials Index (the “Index”), as of the beginning of the performance period. Our Free Cash Flow Conversion-based Performance Share Units (“FCFC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined free cash flow conversion metrics. We believe the majority of awards should be performance-based and at-risk. Accordingly, the aggregate LTI award’s total value is allocated 40% to restricted stock units, 20% to ROC PSUs, and 20% to TSR PSUs, and 20% FCFC PSUs, and then each allocation is divided by the grant date stock price to determine the number of restricted stock units and target performance share units that are granted.

PERFORMANCE SHARE UNITS – RETURN ON CAPITAL

For the 2022-2024 performance cycle, ROC PSUs will fund from 0% to 200% based upon adjusted return on capital achieved during each year of the three-year performance period. Each annual funding outcome will be averaged to determine the award payout. Adjusted return on capital for each fiscal year is calculated as adjusted EBIT less adjusted taxes, divided by the sum of average net fixed assets, average working capital, and post-emergence goodwill, and intangibles. This formula may be adjusted for material transactions, accruals or charges as approved by the Committee and thus may differ from return on capital that may be discussed in the context of our financial statements and other public disclosures. For the 2022-2024 performance cycle, 0% funding will be provided below threshold performance. Threshold adjusted return on capital performance, which would provide for 50% funding, was set at 7.5% adjusted return on capital, as a proxy for the Company’s long-term cost of capital. Maximum performance, which would provide for 200% funding, was set at 18.5% adjusted return on capital. Target performance, which would provide for 100% funding, was set at 16% adjusted return on capital. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

PERFORMANCE SHARE UNITS – TOTAL SHAREHOLDER RETURN

For the 2022-2024 performance cycle, the TSR PSUs will fund from 0% to 200% based upon the Company’s total shareholder return as a percentile of the companies included in the Index as of the beginning of the performance period. The Index comparator group was selected as a peer group that is specific to our industry and aligned to our markets and global exposure.

Threshold funding (0% payout) for the TSR PSUs applies up to the 25th percentile of the Index. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at and above the 75th percentile. Payout is interpolated on a straight-line mathematical basis for performance between Threshold and Target, and between Target and Maximum, and is capped at 100% if our TSR is negative. The following chart depicts the payout opportunity for the 2022 TSR PSU award:

Effective January 1, 2023, the Committee implemented a new TSR comparator for new TSR PSU grants, which consists of the companies noted below. The Committee believes this change more appropriately aligns the companies within the TSR comparator group to our specific industry, markets, and global exposure. The criteria used in determining this new TSR comparator group included the size of the companies (measured in terms of annual revenue and market capitalization); industries and geographies in which the companies operate; stock price correlation and volatility relative to the Company; and, increased representation of TSR comparator companies used by stockholder advisory firms.

A.O Smith Corporation	Lennox International Inc.
Advance Drainage Systems, Inc.	Louisiana-Pacific Corporation
Allegion plc	Masco Corporation
Armstrong World Industries, Inc.	Masonite International Corporation
Ball Corporation	Mohawk Industries, Inc.
Builders FirstSource, Inc.	O-I Glass, Inc.
Carlisle Companies Incorporated	PPG Industries, Inc.
Carrier Global Corporation	Resideo Technologies, Inc.
Celanese Corporation	RPM International Inc.
Eastman Chemical Company	The Sherwin-Williams Company
Fortune Brands Innovations, Inc.	Stanley Black & Decker, Inc.
Greif, Inc.	Trane Technologies
JELD-WEN Holding, Inc.	Trex Company, Inc.
Johnson Controls International plc	UFP Industries, Inc.

The 2023 TSR Comparator Group has substantial overlap with the prior TSR Index (54%) and enhanced overlap with the peer companies used by stockholder advisory groups (over 75%). The Committee will continue to work with its Consultant and Company management to review the ongoing appropriateness of the companies in the new TSR comparator group, particularly for use in the future years’ TSR PSU awards.

PERFORMANCE SHARE UNITS – FREE CASH FLOW CONVERSION

Free cash flow conversion is a non-GAAP measure calculated as net cash flow provided by operating activities less cash paid for property, plant, and equipment divided by adjusted earnings. This formula may be adjusted for material transactions, accruals, or charges as approved by the Committee and thus may differ from free cash flow conversion that may be discussed in the context of our financial statements and other public disclosures.

For the 2022 – 2024 performance cycle, the FCFC PSUs will fund from 0% to 200% based upon annual free cash flow conversion during each year of the three-year performance period. Each annual funding outcome will be averaged to determine the award payout. For the 2022-2024 performance cycle, 0% funding will be provided below Threshold performance. Threshold free cash flow conversion performance, which would provide for 50% funding, was set at 75% free cash flow conversion. Maximum performance, which would provide for 200% funding, was set at 110% free cash flow conversion performance. Target performance, which would provide for 100% funding, was set at 100% free cash flow conversion. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

EMPHASIS ON VARIABLE PAY

87% of our CEO’s and 74% of our other NEOs’ target compensation (base salary, target annual incentives, and long-term incentives) is at-risk compensation directly contingent on performance. Actual annual incentives and long-term incentive awards are subject to the achievement of pre-established performance requirements and designed to align to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and enable the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should significantly outweigh base salaries.

Our 2022 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our CEO and other NEOs for 2022. Note the significant portion of compensation that is at-risk and performance-based.

HOW WE ASSESS PERFORMANCE

GOAL SETTING

Annually, the Committee establishes financial, strategic, and operational goals for the CEO related to three broad constituencies: stockholders, customers, and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board.

Stockholder goals may include specific measurements of profitability, cash flow, capital efficiency, expense management, and outcomes related to environmental, social, and governance considerations. Customer goals may include new sources of revenue, geographic expansion, customer channel expansion, and new product development. Individual goals may include succession planning for key roles, improved workplace safety, improved leadership inclusion and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Committee considers compliance and risk management objectives in evaluating overall performance.

Environmental, Social & Governance Goals

Our stockholders have expressed heightened interest in and appreciation of our sustainability programs and achievements, as well as our investments in building a diverse and inclusive culture. In response to stockholder feedback and in recognition of the Company’s ongoing commitment to safety, sustainability, and inclusion and diversity, we are continuing to enhance how we disclose our ESG goals and results.

Progress against ESG goals influence the Compensation Committee’s assessment of the CEO’s and NEOs’ annual performance and compensation decisions.

CATEGORY	OBJECTIVE

Safety	Year-over-year improvement in safety performance.

Sustainability

Greenhouse gas emissions (“GHG”): Continue to reduce GHG year-over-year in support of our 2030 sustainability goal of 50% reduction.

Waste to Landfill: Continue to reduce waste to landfill in support of our 2030 sustainability goal of zero waste to landfill.

Inclusion & Diversity (I&D)

Inclusion: Advance our culture of appreciation through programs and initiatives that help ensure a bias-free employee experience.

Diversity: Increase women and people of color in leadership roles in support of our 2030 sustainability goals of 35% female representation (globally) and 22% people of color representation (United States only).

CEO PERFORMANCE ASSESSMENT

In December of each year, the CEO prepares a self-review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director participates in an evaluation of CEO performance. The Lead Independent Director, in conjunction with the Compensation Committee Chair, led the Board’s assessment of Mr. Chambers’ performance for tenure as CEO. The following table summarizes Mr. Chambers’ goals and achievements for 2022:

OBJECTIVE	RESULT
Environmental, Social, Governance (ESG)

Deliver continuous improvement in safety performance. Make progress with our 2030 sustainability goals, including environmental impact and diversity in leadership. Advance our culture of appreciation and belonging through fostering an inclusive and diverse environment.

Delivered world class safety performance levels with injury count and recordable incident rate flat to last year. Continued to make progress on the Company’s 2030 sustainability goals, including significantly reducing greenhouse gas emissions from 2021. Waste to landfill goal was not met. Increased the proportion of women and people of color in leadership roles and continued to make progress towards our culture of appreciation and a bias-free employee experience.

Financial Performance

Deliver adjusted EBIT and top line growth consistent with the internal business plan, market opportunities, and investor expectations for earnings, return on capital, and cash flow. Demonstrate operational flexibility and strong operating margins.

Delivered record revenue, record adjusted EBIT, and double digit adjusted EBIT margins. Demonstrated operational flexibility to deliver positive price/cost mix in the face of significant inflation while overcoming supply chain disruptions, labor shortages, and continued COVID-19 impact.

Balance Sheet

Deliver 100% free cash flow conversion as a percentage of adjusted net income, through strong management of working capital and capital expenditures. Execute capital allocation strategy that provides liquidity, maintains an investment-grade credit rating, and maintains our cash flow commitments to stockholders over the long term. Complete value – accretive acquisitions to strengthen market position and earnings growth.

Managed working capital and capital expenditure investments while achieving free cash flow objective in 2022. Returned $931 million to stockholders through dividends and share repurchases. Increased dividend to stockholders by approximately 50% based on long term cash outlook. Invested in growth opportunities and completed three acquisitions (WearDeck, Natural Polymers, Fiberteq), one joint venture (Pultron), and two divestitures.

Enterprise Strategy

Translate strategy execution into value recognition for the enterprise. Continue to build acquisition capabilities and pipeline to support vision and strategy that will deliver long-term financial objectives and drive stockholder value creation.

Built new capabilities to support enterprise strategy. Made structural changes to the company’s footprint to improve growth and performance: three acquisitions, two divestitures, new joint venture, and four new start-up equity investments supporting pre-fabrication and new product lines. Created new acquisition and integration team to provide due diligence and integration leadership.

Talent
Execute on talent development and succession plans. Expand I&D goals to all senior people leaders mentoring/sponsoring high performing leaders, and engage the Board on I&D progress.	Retained talent in key leadership roles despite dynamic labor market. Succession depth for key leadership roles improved.
Board Leadership
Enable Board alignment with key operational, strategic, talent and ESG initiatives, while ensuring strong governance and oversight. Recruit and onboard high quality, diverse board members.

Aligned a highly engaged board on the key strategic, operational, and governance issues. Continued to leverage external experts to provide market and operational benchmarking relating to the company’s enterprise strategy, valuation, and key operating initiatives. Joined Lincoln Electric Holdings, Inc. (Nasdaq: LECO) board of directors to expand perspective and help ensure strong governance practices.

DETAILS REGARDING 2022 PAY DECISIONS FOR NAMED EXECUTIVE OFFICERS

In this section, we review and explain the specific 2022 compensation decisions for each of our NEOs.

CORPORATE INCENTIVE PLAN

For 2022, CIP funding for corporate performance was based upon adjusted EBIT. The performance criteria were set by the Committee in February 2022 with target performance at $1,373 million. 2022 EBIT targets were set in a highly uncertain environment, with anticipation of inflation and supply chain disruptions. The funding targets and outcomes were as follows (dollars displayed in millions):

CIP METRIC	THRESHOLD (50% FUNDING)	TARGET (100% FUNDING)	MAXIMUM (200% FUNDING)	2022 ACTUAL	FUNDING	WEIGHT

Consolidated Adjusted EBIT	$1,070	$1,373	$1,565	$1,758	200%	40%

Composites EBIT	$300	$360	$415	$496	200%	20%

Insulation EBIT	$390	$500	$575	$610	200%	20%

Roofing EBIT	$540	$680	$775	$831	200%	20%

			TOTAL FUNDING		200%

For 2022, actual results were adjusted to remove the impact of acquisitions; it being the Committee’s intent to avoid funding windfalls.

Each NEO’s opportunity for the individual performance component (weighted at 25%) of the CIP is described below and is subject to discretion by the Committee based upon its assessment of the individual performance of each NEO for 2022. As described below, the factors considered in assessing individual performance were: the performance of business or functional areas for which the individual is accountable, achievement of predetermined qualitative goals, impact on the organization, and talent development.

Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determined the CEO’s individual award based upon its assessment of his performance during 2022. For the other NEOs, the assessment was made by the CEO for each NEO on an individual basis and reviewed and approved by the Committee in its discretion. When assessing individual performance, the considerations by the CEO and the Committee included those referenced above when determining base salary, as well as a comparison among the NEOs to determine their relative contributions to the Company’s business results, with the goal to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the other NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each NEO for 2022. The table below summarizes each NEO’s maximum and actual corporate component and maximum and actual individual component payout under the CIP for 2022:

		CORPORATE PERFORMANCE (75% WEIGHTING)		INDIVIDUAL PERFORMANCE (25% WEIGHTING)
	TARGET CIP	MAX OPPORTUNITY @ 200%	ACTUAL FUNDING @ 200%	MAX OPPORTUNITY @ 200%	ACTUAL INDIVIDUAL AWARD	TOTAL 2022 CIP AWARD
Brian D. Chambers (1)	140%	$2,520,000	$2,520,000	$840,000	$630,000	$3,150,000
Kenneth S. Parks	75%	$811,125	$811,125	$270,375	$168,984	$980,109
Marcio A. Sandri	75%	$695,250	$695,250	$231,750	$156,431	$851,681
Daniel T. Smith	75%	$688,500	$688,500	$229,500	$137,700	$826,200
Todd W. Fister	75%	$663,750	$663,750	$221,250	$165,938	$829,688

(1)	Mr. Chambers’ 2022 CIP Target increased from 125% in 2021 to 140%.

LONG-TERM INCENTIVE PLAN

The value of actual 2022 LTI grants for the NEOs versus prior year grants (as applicable) are described below. To determine the 2022 grant levels, the Committee considered a variety of factors including individual performance, prior year awards (as applicable), market median LTI award levels, total compensation versus market median, and the Company’s year-over-year improvement in performance from 2021 to 2022. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value the Company uses internally for grant size determination.

	2021 LTI AWARD	2022 LTI AWARD
Brian D. Chambers	$5,500,000	$6,120,000
Kenneth S. Parks	$1,850,000	$1,848,000
Marcio A. Sandri	$1,100,000	$1,200,000
Daniel T. Smith	$1,100,000	$1,100,000
Todd W. Fister	$1,000,000	$1,100,000

For the 2020-2022 LTI performance cycle, funding criteria for the performance share units (PSUs) were based on the Company’s: (1) adjusted Return on Capital (ROC) performance and (2) Total Shareholder Return relative to constituents of the Dow Jones Construction and Materials Index. To increase focus on free cash flow conversion (FCFC), an additional 33.3% of target ROC PSUs were earned in each year of the performance period if the Company delivered both 100% FCFC and delivered above threshold ROC performance.

The Company’s 2020-2022 adjusted Return on Capital performance resulted in a payout of 175% of target, with an additional 100% of target based on its FCFC performance. Specifically, the Company’s adjusted ROC performance for 2020, 2021, and 2022 was 10.6%, 17.9%, and 23.3%, respectively, against a threshold of 7.5% and a target of 10.0% and a maximum of 12.5%. For 2020, 2021 and 2022, the Company also delivered 146.2%, 112.0%, and 107.9% FCFC, respectively. As noted above, ROC and FCFC performance may reflect adjustments for material transactions, accruals, or charges as approved by the Committee, and thus may differ from our return on capital and free cash flow conversion discussed in our financial statements and other public disclosures.

With regard to the 2020-2022 Total Shareholder Return metric, the Company’s stock performed at the 64th percentile versus companies in the index, resulting in 156% funding. The value of the 2020-2022 LTI grant is included below in the 2022 Option Exercises and Stock Vested Table.

CEO AND OTHER NEO TOTAL DIRECT COMPENSATION DECISIONS

The following tables summarize the Committee’s decisions for the 2022 performance year. Unlike the 2022 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2022, Total Direct Compensation shown in the following table instead includes long-term incentive awards granted in February 2023, which reflects an assessment of 2022 performance. This table should not be viewed as a replacement for the 2022 Summary Compensation Table or other compensation tables set forth below, as details of 2023 long-term incentive awards are not material to understanding compensation that was delivered in 2022.

Brian D. Chambers, Chair and Chief Executive Officer

COMPENSATION ELEMENT	2022
2022 Base Salary	$1,200,000
2022 Annual Incentive	$3,150,000
2023 Grant of Restricted Stock Units	$2,800,000
2023 Grant of Performance Share Units	$4,200,000
TOTAL DIRECT COMPENSATION	$11,350,000

2022 Other NEO Total Direct Compensation

COMPENSATION ELEMENT	KENNETH S. PARKS	MARCIO A. SANDRI	DANIEL T. SMITH	TODD W. FISTER
2022 Base Salary	$721,000	$618,000	$612,000	$590,000
2022 Annual Incentive	$980,109	$851,681	$826,200	$829,688
2023 Grant of Restricted Stock Units	$761,376	$520,000	$440,000	$520,000
2023 Grant of Performance Share Units	$1,142,064	$780,000	$660,000	$780,000
TOTAL DIRECT COMPENSATION	$3,604,549	$2,769,681	$2,538,200	$2,719,688

Kenneth S. Parks, Executive Vice President, Chief Financial Officer

Key 2022 measurement criteria for Mr. Parks included:

•	Progress against ESG goals of safety, sustainability, and inclusion and diversity;

•	Effective capital allocation and access to capital markets;

•	Balance sheet management, capital adequacy, free cash flow conversion, forecasting, and external guidance;

•	Effective financial controls and systems;

•	Successful identification and execution of organic and inorganic growth opportunities; and

•	Development of strong relationships with external constituents (investors, analysts, bankers, rating agencies, advisors).

As a result of his assessment of Mr. Parks’ performance, Mr. Chambers recommended the Committee approve a payout of 181% of Target under the annual CIP for him. This is comprised of 200% funding for the corporate component of the award opportunity and 125% funding of the individual component. The Committee approved this award of $980,109. In addition, the Committee approved an aggregate long-term incentive award of $1,903,440, granted in February 2023.

Marcio A. Sandri, President, Composites

Key 2022 measurement criteria for Mr. Sandri included:

•	Progress against ESG goals of safety, sustainability, and inclusion and diversity;

•	Deliver financial results for the Composites business;

•	Accelerate product and process innovation;

•	Execute strategy to pivot the Composites business through acquisitions and divestitures; and

•	Talent development, retention, and succession management.

As a result of his assessment of Mr. Sandri’s performance, Mr. Chambers recommended the Committee approve a 184% payout under the annual CIP for him. This is comprised of 200% funding for the corporate component of the award opportunity and 135% funding of the individual component. The Committee approved this award of $851,681. In addition, the Committee approved an aggregate long-term incentive award of $1,300,000, granted in February 2023.

Daniel T. Smith, Executive Vice President, Chief Growth Officer

Key 2022 measurement criteria for Mr. Smith included:

•	Progress against ESG goals of safety, sustainability, and inclusion and diversity;

•	Development and execution of enterprise strategy for the organization in partnership with the senior leadership team;

•	Growth management system design, resourcing, and execution;

•	Exploration of new multi-material and prefabricated building solutions; and

•	Digital and advanced manufacturing technology strategy design, resourcing, and execution.

As a result of his assessment of Mr. Smith’s performance, Mr. Chambers recommended the Committee approve a payout of 180% of Target under the annual CIP for him. This is comprised of 200% funding for the corporate component of the award opportunity and 120% funding of the individual component. The Committee approved this award of $826,200. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2023.

Todd W. Fister, President, Insulation

Key 2022 measurement criteria for Mr. Fister included:

•	Progress against ESG goals of safety, sustainability, and inclusion and diversity;

•	Deliver financial results for the Insulation business;

•	Accelerate product and process innovation;

•	Improve operating efficiency and network optimization; and

•	Talent development, retention, and succession management.

As a result of his assessment of Mr. Fister’s performance, Mr. Chambers recommended the Committee approve a payout of 188% of Target under the annual CIP for him. This is comprised of 200% funding for the corporate component of the award opportunity and 150% funding of the individual component. The Committee approved this award of $829,688. In addition, the Committee approved an aggregate long-term incentive award of $1,300,000, granted in February 2023.

ADDITIONAL COMPENSATION PRACTICES

STOCK OWNERSHIP GUIDELINES AND HOLDING REQUIREMENTS

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our stockholders. These stock ownership guidelines provide that the CEO must own stock with a value of six times his base salary and each other NEO must own stock with a value of three times his or her base salary. As of the date of this Proxy Statement, all NEOs hold stock in excess of the applicable ownership guidelines. Outside directors are required to own shares with a value of five times the maximum annual cash retainer. All outside directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. The Company does not have a specific time for executives to meet their stock ownership requirements; however, executives are required to hold all stock until ownership requirements are met. Directors are required to meet the holding requirement within five years of joining the Board and are required to hold all stock until ownership requirements are met. For further details on actual ownership, please refer to the Security Ownership of Executive Officers and Directors table provided earlier in this Proxy Statement.

COMPENSATION-BASED RISK ASSESSMENT

The Committee believes that although the majority of compensation provided to the NEOs is performance-based, our compensation programs for all employees do not encourage behaviors that pose a material risk to the Company. The design of our employee compensation programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company reviewed the risks associated with its global compensation program and reviewed the results with the Committee during 2022. As a result, the Committee continues to believe that there are no risks arising from employee compensation programs that are reasonably likely to have a material adverse effect on the Company.

TIMING OF EQUITY AWARDS

The Company does not have any program, plan, or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock units and performance share units are granted on the date of the Committee’s February meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

PERQUISITES

The Compensation Committee reviews its perquisites policy and determines perquisites annually. In 2022, the Company provided, at modest expense, annual health physicals for our executive officers. We provide this benefit to help preserve our investment in our NEOs by encouraging them to maintain healthy lifestyles and to be proactive in their preventative healthcare. In addition, in 2022, spouses or guests of NEOs could travel, on a space available basis, on the Company’s corporate aircraft when already being used for business trips. Such travel had limited or no incremental cost to the Company. On such occasions, the NEO was subject to imputed income at the applicable Standard Industrial Fare Level rates for any personal passengers on that flight, and the Company did not provide tax gross-ups for such imputed income.

DEFERRED COMPENSATION PLAN

The Company maintains a nonqualified deferred compensation plan under which certain employees, including the NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Company stock. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

The Company also provides a 401(k) restoration match to restore benefits that are limited in the qualified 401(k) Savings Plan due to IRS rules. The benefit is calculated as the Company contribution the employee would have received absent IRS pay limits and nonqualified deferrals, less the actual Company contribution to the 401(k) Savings Plan. Eligible participants must be employed at the end of the calendar year to receive this benefit, which is added to unfunded deferred compensation accounts annually and administered to comply with Section 409A of the Internal Revenue Code.

In addition, certain employees, including NEOs, may voluntarily defer receipt of some or all of their stock-based awards granted under the LTI program.

We provide the opportunity to defer compensation in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit, along with the 401(k) restoration match, is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

POST-TERMINATION COMPENSATION

We have entered into severance agreements with our Vice Presidents, including the NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our officers, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.” The Payments Upon Termination or Change-In-Control Table also includes specific information regarding the treatment of equity grants under various scenarios.

TAX DEDUCTIBILITY OF PAY

Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m).

The Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not compromise our ability to design and maintain executive compensation arrangements that will attract and retain executive talent.

DISCLOSURE OF SPECIFIC INCENTIVE TARGETS

With respect to both the CIP and LTI, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, certain performance targets for ongoing and future performance periods may not be disclosed because they are substantially based on the prospective strategic plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2022. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2022 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

COMPENSATION GOVERNANCE PRACTICES

We consider it to be good governance to monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

Review of Pay versus Performance	The Committee continually reviews the relationship between compensation and Company performance.
Median Compensation Targets

All compensation elements for our executives are initially targeted at the median of our competitive marketplace for talent and positioned within a reasonable range based on actual experience and performance.

Performance Metrics

The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging, but fair metrics and targets. Additionally, the Committee reviews the cost of our plans at various performance levels to help ensure that stockholders are appropriately benefiting from performance outcomes.

Clawback of Compensation

If the Board determines that an executive officer has engaged in fraud, willful misconduct, a violation of Company policy, or an error was committed, that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation, including cash incentive awards, and all forms of equity-based compensation awarded to or earned by executive officers during the respective fiscal periods affected by the restatement. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee may seek recoupment from Executive Officers as it deems appropriate based on a consideration of the facts and circumstances and applicable laws and policies. The Company expects in 2023 to review and revise its clawback policy in connection with final rules regarding recovery of erroneously-awarded compensation as promulgated by the SEC and the NYSE in 2022 and 2023, respectively.

Meaningful Stock Ownership Guidelines	Our stock ownership requirements are rigorous: six times base salary for the CEO, three times base salary for other NEOs, and five times maximum annual cash retainer for Board members.
No Hedging

The Company has adopted a “Policy Prohibiting Hedging or Pledging Owens Corning Securities.” Pursuant to this Policy, non-employee directors, officers, Company insiders and all other employees who hold Company common stock as a result of their participation in the Owens Corning Stock Plan are prohibited from, directly or indirectly, engaging in any transaction in which they profit if the value of Company common stock falls. This includes trading and/or entering into hedging transactions at any time in publicly traded options, puts, calls, straddles, strips or any other securities derived from or relating to Company securities.

No Pledging	Directors and NEOs, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.
No Repricing Without Stockholder Approval	Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price without stockholder approval.
Market-Competitive Retirement Programs

We eliminated defined benefit pension benefits for U.S. salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

Restrictive Covenants	Our NEOs must adhere to restrictive covenants upon separation from the Company, including non-compete, non-solicitation and non-disclosure obligations.
No Excise Tax Gross-Ups	Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.
Review of Compensation Peer Group

Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to help ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

Review of Committee Charter	The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.
Stockholder Outreach	We regularly solicit feedback from our stockholders on our executive compensation programs and corporate governance, and incorporate such feedback into our compensation structure going forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

By the Compensation Committee:

Edward F. Lonergan, Chair

Eduardo E. Cordeiro

Alfred E. Festa

John D. Williams

NAMED EXECUTIVE OFFICER COMPENSATION

2022 SUMMARY COMPENSATION TABLE

The following tables provide information on total compensation paid to the CEO, the CFO and the other NEOs.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON- EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Brian D. Chambers Board Chair and CEO	2022	1,200,000	—	6,423,452	—	3,150,000	—	206,402	10,979,854
	2021	1,183,334	—	5,660,783	—	2,812,500	—	125,526	9,782,143
	2020	1,089,167	—	4,766,534	—	1,615,625	—	78,463	7,549,789

Kenneth S. Parks Executive Vice President, CFO	2022	717,501	—	1,939,472	—	980,109	—	49,577	3,686,659
	2021	700,008	—	1,900,853	—	951,563	—	37,487	3,589,911
	2020	220,078	—	2,184,021	—	177,384	—	39,732	2,621,215

Marcio A. Sandri President, Composites	2022	611,667	—	1,259,351	—	851,681	1,000	76,162	2,799,861
	2021	573,334	—	1,127,979	—	815,625	1,000	58,035	2,575,973
	2020	536,667	—	1,005,760	—	465,750	—	47,040	2,055,217

Daniel T. Smith Executive Vice President, Chief Growth Officer	2022	610,000	—	1,154,416	—	826,200	—	79,253	2,669,869
	2021	598,334	—	1,127,979	—	815,625	—	61,478	2,603,415
	2020	588,333	—	1,101,340	—	486,750	—	56,554	2,232,977

Todd W. Fister President, Insulation	2022	582,500	—	1,154,416	—	829,688	—	61,353	2,627,957

(1)

The amounts reflected in this column for 2022 relate to restricted stock units and equity-based performance share units granted under the Owens Corning 2019 Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock awards made during the year. Performance share units granted during 2022 are reflected in the column, including at the full fair value based on the probable outcome of the applicable performance criteria for the award on the grant date. The grant date values of the performance share units at the maximum possible payout are as follows: Mr. Chambers: $7,950,946; Mr. Parks: $2,400,599; Mr. Sandri: $1,558,846; Mr. Smith: $1,428,843; and Mr. Fister: $1,428,843. See Note 18 to the Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations. For further information on the 2022 awards, including the maximum potential payout based on the attainment of maximum funding, see the 2022 Grants of Plan-Based Awards table below.

(2)	The amounts reflected in this column for 2022 reflect payouts under the 2022 CIP to each NEO paid in 2023.
(3)

The amounts reflected in this column for 2022 consist of the increase in actuarial value of each NEO’s pension benefits in 2022. The total accrued pension value is reflected in the 2022 Pension Benefits table below. No above-market or preferential earnings on non-qualified deferred compensation are reported in this column.

(4)

For 2022, the amounts shown for Mr. Chambers, Mr. Parks, Mr. Sandri, Mr. Smith, and Mr. Fister represent contributions made by the Company to the qualified savings plan and nonqualified deferred compensation plan.

The following table provides more detail behind the 2022 amounts reported in column (i) above:

NAME	QUALIFIED SAVINGS PLAN COMPANY CONTRIBUTION ($)	NONQUALIFIED DEFERRED COMPENSATION PLAN COMPANY CONTRIBUTION ($)	TOTAL: ALL OTHER COMPENSATION ($)

Brian D. Chambers	24,400	182,002	206,402

Kenneth S. Parks	24,400	25,177	49,577

Marcio A. Sandri	24,400	51,762	76,162

Daniel T. Smith	24,400	54,853	79,253

Todd W. Fister	24,400	36,953	61,353

2022 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding threshold, target and maximum award levels or full grant amounts under various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual payouts for the 2022 CIP are reflected in column (g) of the 2022 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Brian D. Chambers	2022 CIP (1)	630,000	1,680,000	3,360,000	—		—		—
	2022 RSU (2)				—		—	26,789	2,447,979
	2022 ROC PSU (3)				6,697	13,394	26,788		1,166,082
	2022 TSR PSU (3)				—	13,394	26,788		1,643,310
	2022 FCFC PSU (3)				6,697	13,394	26,788		1,166,082
Kenneth S. Parks	2022 CIP (1)	202,781	540,750	1,081,500	—		—		—
	2022 RSU (2)				—		—	8,089	739,173
	2022 ROC PSU (3)				2,022	4,044	8,088		352,071
	2022 TSR PSU (3)				—	4,044	8,088		496,158
	2022 FCFC PSU (3)				2,022	4,044	8,088		352,071
Marcio A. Sandri	2022 CIP (1)	173,813	463,500	927,000	—		—		—
	2022 RSU (2)				—		—	5,252	479,928
	2022 ROC PSU (3)				1,313	2,626	5,252		228,620
	2022 TSR PSU (3)				—	2,626	5,252		322,184
	2022 FCFC PSU (3)				1,313	2,626	5,252		228,620
Daniel T. Smith	2022 CIP (1)	172,125	459,000	918,000	—		—		—
	2022 RSU (2)				—		—	4,815	439,995
	2022 ROC PSU (3)				1,204	2,407	4,814		209,553
	2022 TSR PSU (3)				—	2,407	4,814		295,315
	2022 FCFC PSU (3)				1,204	2,407	4,814		209,553
Todd W. Fister	2022 CIP (1)	165,938	442,500	885,000	—		—		—
	2022 RSU (2)				—		—	4,815	439,995
	2022 ROC PSU (3)				1,204	2,407	4,814		209,553
	2022 TSR PSU (3)				—	2,407	4,814		295,315
	2022 FCFC PSU (3)				1,204	2,407	4,814		209,553

(1)

Reflects the NEO’s annual incentive opportunity under the CIP for the annual performance period commencing in 2022. Actual amounts paid out under the 2022 CIP are reflected in column (g) of the 2022 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. The CIP provides no payout below threshold funding. Incentive payments are made only where plans fund at or above threshold.

(2)	Reflects the restricted stock unit awards granted to each NEO on February 2, 2022, which generally vest 25% per year over four years.
(3)

Reflects the long-term incentive opportunity granted to the NEO under the 2019 Owens Corning Stock Plan for the performance period commencing in 2022. PSUs were granted on February 2, 2022 and will generally vest at the end of the three-year performance period depending on performance results. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. ROC PSU awards provide a 50% payout at threshold performance and no payout below threshold performance. TSR PSU awards provide no payout at or below threshold funding. FCFC PSU awards provide a 50% payout at threshold performance and no payout below threshold performance. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (j) is the fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 18 to the Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.

NARRATIVE TO 2022 SUMMARY COMPENSATION TABLE AND 2022 GRANTS OF PLAN-BASED AWARDS TABLE

Base Salary, Severance and Certain Other Arrangements

During 2022, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the 2022 Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee and is described above in the Compensation Discussion and Analysis. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section.

Annual Corporate Incentive Plan

The Company maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on his individual performance and corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2022 annual performance period, the funding measures set by the Compensation Committee were based on consolidated adjusted EBIT and EBIT for the Composites, Insulation, and Roofing businesses respectively. Cash awards paid to the NEOs under the CIP for the 2022 performance period are reflected in column (g) of the 2022 Summary Compensation Table above and the range of award opportunities under the 2022 CIP is reflected in the 2022 Grants of Plan-Based Awards Table above.

Long-Term Incentive Program

The Company maintains a long-term incentive plan applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

In 2019, the Company’s stockholders approved the Owens Corning 2019 Stock Plan, which replaced the Owens Corning 2016 Stock Plan. In this Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance share awards and performance share units. The 2019 Stock Plan document was filed with the SEC in connection with the 2019 Proxy Statement.

The long-term incentive plan utilizes PSUs with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Compensation Committee for each cycle. The January 1, 2020 through December 31, 2022 cycle vested on December 31, 2022 and is therefore included in the Options Exercised and Stock Vested table. The remaining outstanding three-year cycles as of December 31, 2022 include: January 1, 2021 through December 31, 2023 and January 1, 2022 through December 31, 2024. Estimated future payouts of awards under the 2022-2024 cycle are reflected in the 2022 Grants of Plan-Based Awards Table above.

The award shown in the 2022 Grants of Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or amounts below the “target” level if lower level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels.

For the performance period commencing in 2022, the long-term incentive plan provides an award under the Owens Corning Stock Plan in four separate components: (1) restricted stock unit awards granted under the long-term incentive plan generally vest and restrictions lapse 25% per year over four years, based on continued employment during the vesting period; (2) ROC PSUs awards granted under the long-term incentive plan generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established performance criteria; (3) TSR PSUs awards granted under the long-term incentive plan generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established relative TSR performance criteria; and (4) FCFC PSUs awards granted under the long-term incentive plan generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established performance criteria.

CEO PAY RATIO

The SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the CEO. The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the permitted methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, and includes the process used to identify the median employee and the assumptions used to calculate the ratio:

PROCESS	ASSUMPTIONS	2022 TOTAL COMPENSATION

1)  As of October 1, 2022, we employed 19,879 full and part-time active employees (excluding our CEO) at our parent company and consolidated subsidiaries (“Global Population”).

2)  We excluded 661 non-U.S. employees (or 3.3% of the Global Population) from the Global Population in accordance with SEC rules*.

3)  After these exclusions, our adjusted Global Population was 19,218 employees.

4)  For each employee who was included in our adjusted Global Population, we determined the employee’s total cash compensation (base salary, overtime, guaranteed compensation and bonus compensation) from our payroll system for the 12-month period ended on September 30, 2022.

5)  Based on each employee’s total cash compensation, we then identified the median employee from our adjusted Global Population.

1)  Each non-U.S. employee’s total cash compensation was converted from local currency to U.S. dollars using the closing spot foreign exchange rate on September 30, 2022.

2)  The annual total compensation for our CEO represents the amount reported for our CEO for 2022 in the “Total” column (column (j)) of our 2022 Summary Compensation Table of this Proxy Statement.

3)  The annual total compensation for our median employee represents the amount of such employee’s compensation for 2022 that would have been reported in the 2022 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for 2022.

The annual total compensation of our CEO was: $10,979,854.

Median of the annual total compensation of all employees (except the CEO): $60,396.

Based on the above information, for 2022 the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO was approximately 1 to 182. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

*

Breakdown of our total Global Population as of October 1, 2022: USA (8,622 employees), non-U.S. (11,257 employees). Countries (number of employees) excluded were as follows: Austria (4), Belarus (5), Chile (40), Denmark (8), Estonia (7), Hong Kong (2), Japan (20), Latvia (9), Norway (9), Russia (489), Singapore (48), Slovakia (1), Switzerland (18), and United Arab Emirates (1)

PAY VERSUS PERFORMANCE
The SEC has adopted a rule requiring annual disclosure of
pay-versus-performance
which shows
the
relationship between executive compensation actually paid and the Company’s performance. The following pay versus performance disclosure is based on upon permitted methodology, pursuant to the SEC guidance under Item 402(v) of Regulation
S-K.

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (1)	COMPENSATION ACTUALLY PAID TO PEO (1,2,3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NAMED EXECUTIVE OFFICERS (1)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NAMED EXECUTIVE OFFICERS (1,2,3)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME ($MILLION)	ADJUSTED EBIT ($MILLION) (4)

					TOTAL SHAREHOLDER RETURN	PEER GROUP TOTAL SHAREHOLDER RETURN
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$10,979,854	$14,107,038	$2,946,087	$3,808,951	$136.88	$145.43	$1,241	$1,758
2021	$9,782,143	$12,619,790	$2,894,244	$3,194,386	$142.89	$194.73	$995	$1,415
2020	$7,549,789	$12,670,545	$2,029,479	$2,840,007	$118.16	$122.63	$(383)	$878

TABULAR LIST OF FINANCIAL METRICS USED TO LINK NEO COMPENSATION ACTUALLY PAID TO COMPANY PERFORMANCE
Adjus t ed EBIT	Adjusted Return on Capital	Adjusted Free Cash Flow Conversion
Notes to the Pay versus Performance Chart
1)
The PEO in each covered year is Mr. Chambers. The
Non-PEO
NEOs for
whom
the average compensation is presented in this table are: for fiscal 2022, Messrs. Parks, Sandri, D. Smith, and Fister; for fiscal 2021, Ms. Beredo, and Messrs. Parks, Sandri, and D. Smith; and for fiscal 2020, Messrs. Gandhi, Parks, Sandri, D. Smith, and G. Smith.

2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

4)
Reconciliation and further information for Adjusted EBIT can be found on page 27 of our 2022 Form
10-K
filed with the SEC on February 15, 2023. For 2022, this number was adjusted to remove the impact of acquisitions.

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO	EXCLUSION OF CHANGE IN PENSION VALUE	EXCLUSION OF STOCK AWARDS AND OPTION AWARDS	INCLUSION OF PENSION SERVICE COST	INCLUSION OF EQUITY VALUES	COMPENSATION ACTUALLY PAID TO PEO
2022	$10,979,854	$-	$(6,423,452)	$-	$9,550,636	$14,107,038
2021	$9,782,143	$-	$(5,660,783)	$-	$8,498,430	$12,619,790
2020	$7,549,789	$-	$(4,766,534)	$-	$9,887,290	$12,670,545

YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs	EXCLUSION OF CHANGE IN PENSION VALUE	EXCLUSION OF STOCK AWARDS AND OPTION AWARDS	INCLUSION OF PENSION SERVICE COST	INCLUSION OF EQUITY VALUES	COMPENSATION ACTUALLY PAID TO NON-PEO NEOs
2022	$2,946,087	$(250)	$(1,376,911)	$-	$2,240,025	$3,808,951
2021	$2,894,244	$(250)	$(1,546,744)	$-	$1,847,135	$3,194,386
2020	$2,029,479	$-	$(1,159,115)	$-	$1,969,644	$2,840,007
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

YEAR	YEAR-END FAIR VALUE OF EQUITY AWARDS THAT REMAINED UNVESTED AS OF LAST DAY OF YEAR FOR PEO	CHANGE IN FAIR VALUE FROM LAST DAY OF PRIOR YEAR TO LAST DAY OF YEAR OF UNVESTED EQUITY FOR PEO	VESTING-DATE FAIR VALUE OF EQUITY AWARDS GRANTED DURING YEAR THAT VESTED DURING YEAR FOR PEO	CHANGE IN FAIR VALUE FROM LAST DAY OF PRIOR YEAR TO VESTING DATE OF UNVESTED EQUITY AWARDS THAT VESTED DURING YEAR FOR PEO	FAIR VALUE AT LAST DAY OF PRIOR YEAR OF EQUITY AWARDS FORFEITED DURING YEAR FOR PEO	VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE INCLUDED FOR PEO	TOTAL - INCLUSION OF EQUITY VALUES FOR PEO

2022	$7,161,652	$218,075	$-	$2,170,909	$-	$-	$9,550,636

2021	$7,364,673	$418,215	$-	$715,541	$-	$-	$8,498,430

2020	$8,838,591	$1,065,305	$-	$(16,606)	$-	$-	$9,887,290

YEAR	AVERAGE YEAR-END FAIR VALUE OF EQUITY AWARDS GRANTS DURING YEAR THAT REMAINED UNVESTED AS OF LAST DAY OF YEAR FOR NON-PEO NEOs	AVERAGE CHANGE IN FAIR VALUE FROM LAST DAY OF PRIOR YEAR TO LAST DAY OF YEAR OF UNVESTED EQUITY FOR NON-PEO NEOs	AVERAGE VESTING-DATE FAIR VALUE OF EQUITY AWARDS GRANTED DURING THE YEAR THAT VESTED DURING THE YEAR FOR NON-PEO NEOs	AVERAGE CHANGE IN FAIR VALUE FROM LAST DAY PRIOR YEAR TO VESTING DATE OF UNVESTED EQUITY AWARDS THAT VESTED DURING YEAR FOR NON-PEO NEOs	AVERAGE FAIR VALUE AT LAST DAY OR PRIOR YEAR OF EQUITY AWARDS FORFEITED DURING YEAR FOR NON-PEO NEOs	AVERAGE VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE INCLUDED FOR NON- PEO NEOs	TOTAL - AVERAGE INCLUSION OF EQUITY VALUES FOR NON- PEO NEOs

2022	$1,535,144	$377,556	$-	$327,325	$-	$-	$2,240,025

2021	$1,830,999	$(60,681)	$-	$76,817	$-	$-	$1,847,135

2020	$1,809,361	$187,314	$-	$(27,032)	$-	$-	$1,969,644

5
8

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2022.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END TABLE

	OPTION AWARDS				STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(3)

Brian D. Chambers		—			65,083	5,551,580	148,114	12,634,124

	9,100	—	37.65	2/5/2024		—		—

Kenneth S. Parks		—			30,375	2,590,988	77,936	6,647,941

		—				—		—

Marcio A. Sandri		—			13,020	1,110,606	29,256	2,495,537

	8,000	—	37.65	2/5/2024		—		—

Daniel T. Smith		—			13,139	1,120,757	27,942	2,383,453

		—				—		—

Todd W. Fister		—			11,740	1,001,422	26,692	2,276,828

		—				—		—

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)

Restricted stock and restricted stock units granted on February 6, 2019 and February 5, 2020, February 3, 2021, and February 2, 2022, generally vests 25% per year over four years. The share amounts include the appointment grant for Mr. Parks on September 8, 2020. Unless otherwise noted all appointment and retention grants made use of three-year cliff vesting.

(3)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2022 of $85.30.
(4)

Reflects unvested stock-settled PSUs under the long-term incentive plan; ROC and FCFC are included at maximum funding due to current performance expectations above target funding. TSR is shown at target for 2021. TSR is shown at maximum for 2022 due to funding levels falling between target and maximum as of December 31, 2022.

2022 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the required information on NEO stock awards that vested and stock options that were exercised during 2022.

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (2)
Brian D. Chambers	7,600	293,664	125,897	12,457,673
Kenneth S. Parks			2,275	203,613
Marcio A. Sandri (3)	7,200	362,664	25,122	2,502,901
Daniel T. Smith			30,035	2,966,924
Todd W. Fister			31,045	2,994,347

(1)

Represents the pre-tax value realized on options that were exercised during the fiscal year, computed by multiplying the number of shares acquired upon exercise by the difference between the option’s strike price and the fair market value of Owens Corning common stock at the time of exercise.

(2)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.

(3)

Mr. Sandri elected to defer 10,678 shares from the stock awards that vested during the fiscal year. He elected to receive these shares as a lump sum following termination, subject to the requirements of 409A of the Internal Revenue Code.

2022 PENSION BENEFITS TABLE

The following table sets forth the required information regarding pension benefits, as applicable, for the NEOs for 2022.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (1)	PAYMENTS DURING LAST FISCAL YEAR ($)
Brian D. Chambers	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Kenneth S. Parks	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Marcio A Sandri	Qualified Plan (2)	9.42	21,000	—
	Top-Hat Plan (3)	9.42	5,000	—
	Total		26,000	—
Daniel T. Smith	Qualified Plan (2)	0.30	5,000	—
	Top-Hat Plan (3)	—	—	—
	Total		5,000	—
Todd W. Fister	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—

(1)	These values are calculated in accordance with requirements of the Accounting Standards Codification No. 715.
(2)	Refers to benefits under the Company’s Cash Balance Pension Plan.
(3)	Refers to benefits under the Company’s non-qualified Supplemental Plan.

The Company maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including certain NEOs. Under the Cash Balance Plan, for each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

Each participating NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2022, valued as a lump-sum payable as of that date as follows: Mr. Smith, $5,826, and Mr. Sandri $22,984. Mr. Chambers, Mr. Parks, and Mr. Fister do not participate in the Cash Balance Plan.

In addition to the tax-qualified pension plan, the Company maintains supplemental pension benefits, including the Executive Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under the Company’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Executive Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. Some NEOs participate in both the tax-qualified pension plan and the Executive Supplemental Plan.

Mr. Sandri is the only NEO eligible to participate in the Executive Supplemental Plan. Mr. Sandri would have been entitled to payment of his vested accrued benefit under the Executive Supplemental Plan in the event of a termination occurring on December 31, 2022, valued as a lump-sum payable as of that date as follows: Mr. Sandri, $5,928. Mr. Chambers, Mr. Parks, Mr. Smith, and Mr. Fister do not participate in the Executive Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company has established an unfunded Deferred Compensation Plan under which eligible employees, including the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 100% of their base salary. NEOs may defer compensation until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five annual installments, 10 annual installments, or a set dollar amount.

In 2022, the Company provided Company contributions to the accounts of eligible employees, including several of the NEOs, to restore Company contributions and matching contributions that were limited in the 401(k) Plan by the IRS. These contributions are deferred until separation, and NEOs may elect to defer payments for an additional two to 10 years after separation. They may elect to take their distribution as a lump sum, five annual installments, 10 annual installments, or a set dollar amount.

NEOs may choose among mutual funds offered in the 401(k) Plan, as well as Company stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Company stock. This plan is unfunded and unsecured, and all investments are hypothetical.

In addition, under the 2019 Stock Plan, eligible employees, including the NEOs, are permitted to defer some or all of their stock-based compensation beyond vesting. NEOs may defer RSUs and PSUs until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five installments, or 10 annual installments. Deferred RSUs and PSUs are not matched by the Company and are settled in shares of Company stock.

2022 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(3)
Brian D. Chambers (4)	204,000	182,002	(166,759)	—	1,152,500
Kenneth S. Parks	—	25,177	(3,306)	—	21,870
Marcio A. Sandri (5)	1,000,551	51,762	(202,988)	—	2,966,393
Daniel T. Smith (6)	183,344	54,853	(350,361)	—	2,926,135
Todd W. Fister	107,809	36,953	(144,905)	—	886,812

(1)

This amount reflects the unfunded Company contribution to each account, to restore 401(k) Plan Company contributions and matching contributions that are limited by the IRS; this amount is included in “All Other Compensation” in the 2022 Summary Compensation Table.

(2)	The amounts do not reflect above-market or preferential earnings and are therefore not reported in the 2022 Summary Compensation Table.
(3)

The aggregate balance includes the following amounts that were reported in Summary Compensation Tables for each NEO in previous years: Mr. Chambers: $756,310; Mr. Sandri: $1,058,975; and Mr. Smith: $818,870. The aggregate earnings in the last fiscal year and aggregate balance at year end now include deferrals of stock-based compensation, including stock-based deferrals made prior to becoming an NEO.

(4)	The amount in the first column reflects the deferral of a portion of Mr. Chambers’ 2022 base salary, which is reflected as “Salary” in the 2022 Summary Compensation Table.
(5)

The amount in the first column reflects the deferral of a portion of Mr. Sandri’s 2021 CIP paid in 2022, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2021 Summary Compensation Table, and the deferral of a portion of RSUs and PSUs that vested in 2022, which are reflected in the 2022 Option Exercises and Stock Vested Table.

(6)

The amount in the first column reflects the deferral of a portion of Mr. Smith’s 2022 base salary, which is reflected as “Salary” in the 2022 Summary Compensation Table and 2021 CIP paid in 2022, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2021 Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change-in-control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with and are in effect for Messrs. Chambers, Parks, Sandri, Smith, and Fister that provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts plus continuation of health insurance coverage for a maximum period of one year. The severance agreements provide for payments upon a change-in-control only if the individual is also terminated for reasons other than cause in connection with the change-in-control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the PSU awards each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change-in-control. However, for death or disability which occurs during the performance period, the NEO may receive an award for that performance period; and in the case of a qualified retirement which occurs within the performance period the NEO may receive a pro-rated award for that performance period. CIP payments are made in one-time, lump-sum payments of cash following the performance period.

The Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock, restricted stock units, performance share units and option awards. Accelerated vesting of outstanding restricted stock, restricted stock units, performance share units and option awards may only occur upon death, disability, or a change-in-control. In the case of a qualified retirement, certain RSU shares will continue to vest as if the NEO were still employed. In addition, prior stock option grants provide for two years to exercise the award, but no later than original expiration, in the event of retirement.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the Executive Supplemental Plan and their company contributions to the Deferred Compensation plan, according to their disbursement election. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release, and an agreement not to compete. Each of the retirement payments of vested accrued benefits or deferred compensation payments that would have occurred upon a termination event described herein are set forth in the narrative to the 2022 Pension Benefits Table and 2022 Non-Qualified Deferred Compensation Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or change-in-control as of December 31, 2022)

($ in thousands)

EVENT AND AMOUNTS	BRIAN D. CHAMBERS	KENNETH S. PARKS	MARCIO A. SANDRI	DANIEL T. SMITH	TODD W. FISTER

Voluntary Termination

No other payments due	—	—	—	—	—

Retirement

No other payments due	—	—	—	—	—

Involuntary Termination for Cause

No other payments due	—	—	—	—	—

Involuntary Not-For-Cause Termination

CIP	3,360	1,082	927	918	885

Restricted Stock Awards (2)	—	—	—	—	—

Performance Share Units (3)	—	—	—	—	—

Cash Severance	5,760	2,524	2,163	2,142	2,065

Health Care Continuation (1)	14	20	20	14	21

Outplacement Services (1)	18	18	18	18	18

Termination Upon a Change-in-Control

CIP	3,360	1,082	927	918	885

Restricted Stock Awards (2)	5,552	2,591	1,111	1,121	1,001

Performance Share Units (3)	13,790	7,036	2,726	2,614	2,486

Cash Severance	5,760	2,524	2,163	2,142	2,065

Health Care Continuation (1)	14	20	20	14	21

Outplacement Services (1)	18	18	18	18	18

Change-in-Control with No Termination

Restricted Stock Awards (2)	5,552	2,591	1,111	1,121	1,001

Performance Share Units (3)	13,790	7,036	2,726	2,614	2,486

Pre-Retirement Death

CIP	3,360	1,082	927	918	885

Restricted Stock Awards (2)	5,552	2,591	1,111	1,121	1,001

(1)

Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.

(2)

For restricted stock and restricted stock unit awards, vesting is generally incremental over a four-year period and any non-vested portion is forfeited upon termination for reasons other than death, disability, or qualified retirements. For the 2019, 2020, and 2021 RSU grants, as of December 31, 2022, Mr. Chambers, Mr. Smith, and Mr. Sandri are eligible for continued vesting upon a qualified retirement. Vesting on these stock awards and appointment/retention awards is otherwise only accelerated in the case of death, disability, or change-in-control. The amounts reflected in the table are calculated based on the closing stock price as of December 30, 2022 of $85.30.

(3)

Performance share unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, or for termination for cause occurring before vesting, these awards would be forfeited. For the 2021 PSU grants as of December 31, 2022, Mr. Chambers, Mr. Smith, and Mr. Sandri are eligible for pro-rata vesting upon a qualified retirement. Payout of performance share unit awards is otherwise only accelerated in the case of a change-in-control. For this table it is assumed that performance share units would pay out at maximum for a change-in-control, and disclosure is calculated based on the closing stock price as of December 30, 2022.

2022 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2022 of the non-management members of the Board. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2022.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)

Eduardo E. Cordeiro	—	274,982	274,982

Adrienne D. Elsner	52,000	208,039	260,039

Alfred E. Festa	—	260,011	260,011

Edward F. Lonergan	—	280,097	280,097

Maryann T. Mannen	114,000	170,967	284,967

Paul E. Martin	104,000	156,080	260,080

W. Howard Morris	104,000	156,080	260,080

Suzanne P. Nimocks	124,000	185,938	309,938

John D. Williams	104,000	156,080	260,080

(1)	Includes the cash amount of the annual retainers for service on the Board and in certain Board leadership positions for 2022.
(2)

The amounts shown in this column relate to stock granted as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted during 2022.

NON-EMPLOYEE DIRECTOR COMPENSATION

We have designed our Non-Employee Director Compensation program to: (1) align directors’ interests with the long-term interests of our stockholders; (2) attract and retain outstanding director candidates with diverse backgrounds and experiences; and (3) recognize the substantial time commitment required to serve as a Company director. At least every two years, the Compensation Committee reviews the Company’s Non-Employee Director Compensation program to determine whether it remains consistent with these objectives as well market median positioning. When making its recommendations, the Compensation Committee considers director compensation levels at the same group of companies used to benchmark the NEOs’ compensation, and takes advice from and reviews data compiled by its independent compensation consultant, Meridian Compensation Partners, LLC. See “Competitive Positioning” on page 36.

During 2022, the Company compensated each non-management director pursuant to a standard annual retainer arrangement that does not involve the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as recommended by the Compensation Committee. Each non-management director received an annual Board retainer of $260,000, an increase of $10,000 from 2021. Each of the Chairs of the Governance and Nominating Committee and the Finance Committee received an additional annual retainer of $15,000. The Chair of the Compensation Committee received an additional annual retainer of $20,000. The Chair of the Audit Committee received an additional annual retainer of $25,000, and the Lead Independent Director received an additional annual retainer in the amount of $35,000. All retainers were paid in a combination of stock and cash based on the director’s election (subject to a minimum 60% stock requirement). Stock compensation for annual retainers may be deferred beyond the distribution date pursuant to a written election executed prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines currently provide that each non-management director must own stock with a value of five times the maximum cash retainer. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

The Company maintains a Deferred Compensation Plan under which non-management directors have been permitted to defer some or all of their cash compensation. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not match or make any additional deferred compensation contributions for directors.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding the Company’s equity compensation plans as of December 31, 2022 is as follows:

	(a)	(b)	(c)

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(3)

Equity compensation plans approved by security holders (1)	1,822,185	$37.65	2,645,986

Equity compensation plans not approved by security holders	—	—	—

TOTAL	1,822,185	$37.65	2,645,986

(1)

Relates to the Owens Corning 2019 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock units, bonus stock awards and performance share awards. Performance share awards are reflected at target.

(2)	Restricted stock units and performance share units are not taken into account in the weighted-average exercise price as such awards have no exercise price.
(3)	All of these shares may be issued with respect to award vehicles other than just stock options, stock appreciation rights, or other rights to acquire shares.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2023, subject to ratification by our stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023. Although ratification is not required by our Bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance practice. In the event that our stockholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

RECOMMENDATION REGARDING PROPOSAL 2:

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of our NEOs by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Exchange Act. Consistent with the preference expressed by our stockholders, the Company will hold this advisory vote on an annual basis subject to the outcome of the stockholder vote on Proposal 4, with the next advisory vote expected to be held at the 2024 Annual Meeting of Stockholders.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section and the compensation tables and narratives in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of stockholders.

•

Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceed target level performance. In the event performance is below targeted levels, actual pay levels may be below target levels.

•	A significant majority of total compensation is performance-based.

•

Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing stockholder value over the long term, through grants of restricted stock units and performance share units.

Accordingly, the Company is asking stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.

RECOMMENDATION REGARDING PROPOSAL 3:

PROPOSAL 4

RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to recommend to the Company as to how often you wish the Company to include a Say-on-Pay proposal, similar to Proposal 3, in our Proxy Statement. Section 14A of the Exchange Act requires the Company to include in its Proxy Statement a non-binding advisory vote on executive compensation not less frequently than once every three years. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A also require the Company to include in its Proxy Statement this year a separate non-binding advisory vote regarding whether future Say-on-Pay proposals should be held every “1 YEAR,” “2 YEARS,” or “3 YEARS.” You may vote for future Say-on-Pay votes to be held every “1 YEAR,” “2 YEARS,” or “3 YEARS” or abstain from voting in response to this proposal. We are required to hold a “Say-on-Frequency” or “say-when-on-pay” vote at least once every six years, with the next Say-on-Frequency vote expected to be held at the 2029 Annual Meeting of Stockholders.

The Board believes that Say-on-Pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. We believe that a one-year frequency provides the highest level of accountability and communication by enabling the non-binding stockholder vote to approve the compensation of our NEOs to correspond with the most recent executive compensation information presented in our Proxy Statement for our annual meetings of stockholders. We believe that providing the vote only every two years or three years may prevent stockholders from communicating in a meaningful and coherent manner. For example, the Board and management may not know whether the stockholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods. As a result, it could be difficult to discern the implications of the stockholder vote. In addition, the Board’s determination was based on its experience over the past five years that an annual Say-on-Pay vote is meaningful, is not burdensome and is consistent with corporate governance best practices.

The option receiving the greatest number of votes (“1 YEAR,” “2 YEARS,” or “3 YEARS”) will be considered the frequency recommended by stockholders. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

RECOMMENDATION REGARDING PROPOSAL 4:

PROPOSAL 5

APPROVAL OF THE OWENS CORNING 2023 STOCK PLAN

We are asking stockholders to approve the Owens Corning 2023 Stock Plan as set forth in Annex A of this Proxy Statement (the “Proposed Plan”).

The Compensation Committee has authorized, and the Board has approved, subject to the approval of the Company’s stockholders, the Proposed Plan. If the Proposed Plan is approved by stockholders, it will succeed the Owens Corning 2019 Stock Plan, which was approved by stockholders in April 2019 (the “2019 Plan”). Upon approval of the Proposed Plan by stockholders, shares of Company’s common stock, par value $0.01 per share, remaining available under the 2019 Plan will be rolled into and become available for grant under the Proposed Plan, and no future grants will be made under the 2019 Plan. As of February 21, 2023, approximately 1,992,210 shares of Company common stock remained available under the 2019 Plan. If the Proposed Plan is approved by stockholders, the number of shares of common stock which may be granted under the Proposed Plan will be 1,370,000 plus the number of available shares rolled into the Proposed Plan from the 2019 Plan. If the Proposed Plan is not approved by stockholders, the 2019 Plan will remain in effect and no awards will be granted under the Proposed Plan.

The Proposed Plan provides for participation by officers, other employees and non-employee directors of the Company and its subsidiaries, and authorizes grants of stock options, stock appreciation rights (“SARs”), stock awards (including restricted stock awards, restricted stock units and bonus stock awards), performance share awards and performance share units. The Board believes that share-based incentives are important factors in attracting and retaining highly qualified executives and directors, and that they help to align the interests of those executives and directors with the interests of our stockholders. The Board believes that our stockholder-approved 2019 Plan has been an instrumental component of the Company’s total compensation programs.

The Board believes that approval of the Proposed Plan is necessary and desirable and will enable the Company to continue to provide market competitive total compensation opportunities to its employees and non-employee directors.

Why We Believe You Should Vote for the Proposed Plan

The purposes of the Proposed Plan are to help promote the long-term financial success of the Company through the grant of awards that attract and help retain executives, strengthen the Company’s capability to develop, maintain and direct its management team, motivate employees through performance-related incentives in support of longer-range performance goals, provide competitive incentive compensation opportunities, enable participation in the long-term growth and financial success of the Company, as well as attract, retain and compensate non-employee directors. Some of the key features of the Proposed Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

Management believes future success depends in part on the ability to attract, motivate and retain highly qualified employees. The ability to provide equity-based awards under the Proposed Plan is a critical component to achieving this success. The Company would be at a distinct competitive disadvantage without the ability to use equity-based awards to recruit, motivate and retain our officers and other employees.

The use of our common stock as part of our compensation program fosters a pay-for-performance culture that is an important element of the Company’s overall compensation philosophy. Equity compensation motivates employees to appropriately focus on actions that enhance stockholder value because they will share in the value enhancement through improved stock price performance. Additionally, equity compensation promotes a focus on sustained enhancement of stockholder value because our equity compensation awards can be subject to vesting and/or performance criteria.

As of February 21, 2023, only 1,992,210 shares remained available for issuance under the 2019 Plan. If the Proposed Plan is not approved, we may be compelled to significantly increase the cash component of our employee compensation, which may not necessarily align employee compensation interests with the investment interests of our stockholders as well as equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and divert cash away from more impactful uses.

In determining the number of shares to request for approval under the Proposed Plan, the management team worked with Meridian Compensation Partners and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Proposed Plan.

The tables below summarize management’s view, as of February 21, 2023, of potential dilution under our 2019 Plan and Proposed Plan, as well as our recent burn rates, which we believe continue to be within industry standards:

POTENTIAL DILUTION		SHARES	% OF COMMON SHARES OUTSTANDING
A.	Outstanding Stock Options*	26,200	0.03%
B.	Unvested Restricted Stock Units	891,958	0.98%
C.	Unvested Performance Share Units **	466,476	0.51%
D.	Deferred Stock Units	481,895	0.53%
E.	Total Equity Awards Outstanding/Unvested (A+B+C+D)	1,866,529	2.06%
F.	2019 Plan shares available	1,992,210	2.19%
G.	Potential Dilution: 2019 Plan (E + F)	3,858,739	4.25%
H.	Proposed Plan additional shares	1,370,000	1.51%
I.	Proposed Plan shares available for issuance (F + H) ***	3,362,210	3.70%
J.	Potential Dilution: Proposed Plan (G + H)	5,228,739	5.76%

*	Our outstanding stock options have a weighted average exercise price of $37.65 and an average remaining term of 1.0 year.
**	Reflects target funding.
***	Based on the closing price of Owens Corning stock on February 21, 2023 of $97.31 per share, the value of the new 1,370,000 shares requested for issuance under the Proposed Plan was $133,314,700.

Burn Rate

YEAR	SHARES GRANTED	WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (millions)	BURN RATE

2020	682,650	108.6	0.63%

2021	524,030	103.5	0.51%

2022	540,618	96.6	0.56%

		Average Burn Rate 2020-2022:	0.57%

If the Proposed Plan is approved, it is intended to continue to utilize the shares authorized under the Proposed Plan to continue the practice of providing incentives to key individuals through annual equity grants. It is currently anticipated that the shares requested in connection with the approval of the Proposed Plan will last about 3 years, based on our historic grant rates and the approximate current stock price, but could last for a different period if actual practice does not match historic rates or our stock price changes materially. As noted below, the Compensation Committee would retain full discretion under the Proposed Plan to determine the number and amount of awards to be granted under the Proposed Plan, subject to the terms of the Proposed Plan. Future benefits that may be received by participants under the Proposed Plan are not determinable at this time.

The Company believes it has demonstrated a commitment to thoughtful and responsible equity compensation practices. It is recognized that equity compensation awards dilute stockholder equity, so we have carefully managed equity incentive compensation. Current equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been disciplined and mindful of stockholder interests.

Summary of the Proposed Plan

The following is a summary of the material terms of the Proposed Plan, and is qualified in its entirety by reference to the full text of the Proposed Plan attached to this Proxy Statement as Annex A. Please refer to Annex A for the complete description of the terms of the Proposed Plan.

Types of Awards

The Proposed Plan permits the granting of the same types of awards as under the 2019 Plan:

Bonus stock	Restricted stock
Dividend equivalents	Restricted stock units
Performance shares	SARs
Performance share units	Stock options

Eligible Participants

The Proposed Plan generally will be administered by the Compensation Committee, which consists entirely of independent directors, subject to the terms of the Proposed Plan, including its delegation provisions. The Compensation Committee has the authority to identify those employees and non-employee directors to whom awards will be granted, and the type, amount, and other terms of each award. Although the Proposed Plan allows the Compensation Committee to make awards generally to any non-employee director of the Company, and any employee of the Company and its subsidiaries (as of February 21, 2023, there were approximately 19,000 employees of the Company and its subsidiaries and nine non-employee directors of the Company eligible to participate in the Proposed Plan), it is anticipated that awards will generally be made to approximately 300 management employees of the Company and its subsidiaries and nine non-employee directors annually. The basis for participation in the Proposed Plan by eligible persons is the selection of such persons by the Compensation Committee (or its proper delegate) in its discretion.

The identity of the employees and non-employee directors to receive awards, and the dollar value and number of shares of common stock subject to the awards, under the Proposed Plan are not yet determinable. For information about certain awards under the 2019 Plan during 2022 to our non-employee directors, our CEO and certain other officers, see “Named Executive Officer Compensation” and “2022 Non-Management Director Compensation”.

Shares Available Under the Proposed Plan

Subject to certain adjustments permitted under the Proposed Plan, the number of shares of common stock available under the Proposed Plan is 1,370,000 plus the number of shares remaining available under the 2019 Plan as of the effective date of the Proposed Plan, all of which shall be available for any type of awards under the Proposed Plan including full-value awards. These amounts are subject to adjustment for, among other things, stock splits, stock dividends and other changes in the Company’s capital structure, as further described in the Proposed Plan. The Company may use authorized and unissued shares or treasury shares in connection with grants under the Proposed Plan. Shares underlying the unexercised or undistributed portion of any terminated, expired, cancelled, forfeited or unearned award (under the Proposed Plan or the 2019 Plan), or award settled in cash, are generally available for further awards under the Proposed Plan. Shares withheld or otherwise used for tax withholding or as the exercise price of a stock option are not available for future awards. Shares repurchased on the open market with stock option exercise proceeds, and shares subject to stock-settled SARs that are not issued upon exercise of the SARs will not be available for use under the Proposed Plan. In addition, certain awards may be payable in cash.

Not more than 5% of the shares authorized under the Proposed Plan shall be subject to bonus stock awards or other awards that vest over a period (or have a performance period) shorter than one year. This limit will not apply to non-employee director awards.

No awards may be made under the Proposed Plan on or after the tenth anniversary of the effective date of the Proposed Plan that will occur in 2033.

In no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value in excess of $650,000.

Stock Options and Stock Appreciation Rights

Stock options and SARs granted under the Proposed Plan may vest on the basis of the satisfaction of performance conditions established by the Compensation Committee or on the basis of the passage of time and continued employment. Subject to the terms of the Proposed Plan, options and SARs will have no more than a 10-year term and generally will have a one-year minimum vesting period. All options and SARs (except with respect to converted, assumed or substituted awards as described in the Proposed Plan) generally will have an exercise price equal to the fair market value of our common stock on the date of grant, and option or SAR re-pricing without stockholder approval is expressly prohibited as described in the Proposed Plan.

The Proposed Plan permits the grant of either incentive stock options or options not qualifying as incentive stock options under the Internal Revenue Code. For purposes of grants of incentive stock options under the Proposed Plan, the maximum number of shares available for such grants shall be no more than 1,370,000 shares, subject to certain adjustments as described in the Proposed Plan. Certain exceptions to the requirements in the prior paragraph apply in the case of incentive stock options, as described in the Proposed Plan. Dividends or dividend equivalents on stock options or SARs are not permitted. Award agreements for options and SARs will set forth the applicable terms relating to treatment of the award upon participants’ termination of employment or service with the Company. The method of exercise of options and SARs will be determined by the Committee, as established under the Proposed Plan or in the applicable award agreements, as described in the Proposed Plan.

The Proposed Plan authorizes grants of SARs either alone or in conjunction with a stock option. SARs entitle recipients to receive payments in cash, shares or a combination, of an amount representing the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise. To the extent an option is exercised, any SAR granted in respect of such option is canceled. To the extent a SAR is exercised, its related option is canceled.

Performance Share Awards

The Compensation Committee may grant performance share awards under the Proposed Plan. Performance share awards under the Proposed Plan may be made in the form of performance share units (“PSUs”), which can be settled either in cash or shares of our common stock at the end of a performance period, or performance shares. The amount of performance shares or PSUs received by a participant at, above or below their target grant is in general determined by whether the performance goals set by the Compensation Committee are met, exceeded or missed, respectively.

Performance criteria (including for other performance-based awards) may be selected by the Compensation Committee as set forth in the Proposed Plan. The Compensation Committee may amend or adjust the performance goals, including to take into account changes in law and accounting and tax rules and to make adjustments that it decides are necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances. The Compensation Committee also designates the period over which the performance criteria are measured.

Performance share awards may be subject to being partially or fully forfeited if the participant terminates employment prior to the end of the performance period as determined by the Compensation Committee. While holders of performance share awards generally have the rights of stockholders with respect to such awards, holders of performance share and PSU awards may not receive current dividends or dividend equivalents on any unearned shares or units, and recipients of PSUs may not vote the units in stockholder votes. Award agreements for performance shares and PSUs will set forth the applicable terms relating to treatment of the award upon participants’ termination of employment or service with the Company.

Restricted Stock or Restricted Stock Units

The Compensation Committee may award shares of common stock that are subject to restrictions and conditions as determined by the Compensation Committee. Restricted stock awards may vest on the basis of the satisfaction of performance goals established by the Committee or on the basis of the passage of time and continued employment. Generally, recipients of restricted stock receive contingent dividends on, and may vote, the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions.

The Compensation Committee may also award restricted stock units with conditions and restrictions determined by the Compensation Committee. Restricted stock units convert into shares of our common stock if the recipient is still employed on the date that specified restrictions lapse. Restricted stock units may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. Recipients of restricted stock units may not vote the units in stockholder votes, but they may receive payments equal to the amount of dividends that would be paid on an equivalent number of shares of common stock, subject to the same restrictions as the underlying shares. Award agreements for restricted stock or restricted stock units will set forth the applicable terms relating to treatment of the award upon participants’ termination of employment or service with the Company.

Other Stock-Based Awards

The Compensation Committee may grant certain other awards under the Proposed Plan, consisting of bonus stock awards and, for non-employee directors, equity awards in lieu of their director fees.

Change in Control

In the event of a change in control of the Company, stock options and stock appreciation rights that are not exercisable will become immediately exercisable, the restriction period applicable to any outstanding restricted stock or restricted stock unit award will lapse and the performance period applicable to any outstanding performance share or PSU shall lapse (unless otherwise provided for in the applicable award agreement subject to the discretion of the Compensation Committee).

Performance awards, restricted stock awards, and other stock-based awards will be fully vested, with performance goals deemed to have been achieved at the maximum level, at the date of change in control.

In the event of a change in control, the Board may require that stock of the Company surviving the change in control (or its parent) be substituted for the stock subject to outstanding awards, as equitably adjusted to reflect the change in control, and/or require the cash-out of outstanding awards or the payment for outstanding awards in shares of the Company surviving the change in control (or its parent), as described in the Proposed Plan.

Unless otherwise defined in an applicable award agreement, a change in control is generally defined in the Proposed Plan as:

•

the acquisition by a person or group of beneficial ownership of 50% or more of the outstanding stock or combined voting power of securities entitled to vote in the election of directors, subject to certain exceptions as described in the Proposed Plan;

•

a change in the composition of the Board over a two-year period that results in a majority of incumbent directors (or successor directors approved by our incumbent directors) not being continuing directors, subject to certain exceptions described in the Proposed Plan;

•

the consummation of a merger, consolidation or sale of all or substantially all the assets of the Company in a transaction in which our stockholders immediately prior to the transaction do not own at least 50% of the voting power of the surviving, resulting or transferee entity, subject to certain exceptions described in the Proposed Plan; or

•	the consummation of a plan of complete liquidation or dissolution of the Company.

Amendment and Termination

The Compensation Committee has the power to amend the Proposed Plan, subject to the limitations of Section 422 of the Internal Revenue Code. However, the Compensation Committee may not, without stockholder approval, amend the Proposed Plan to:

•	increase the maximum number of shares authorized for issuance pursuant to the Proposed Plan (subject to the Proposed Plan adjustment provisions);

•	extend the term of the Proposed Plan;

•	reduce the minimum purchase price of a share of common stock subject to an option; or

•	effect any change inconsistent with Section 422 of the Internal Revenue Code.

The Board may otherwise suspend or terminate the Proposed Plan (which generally has a 10-year term) at any time. No such suspension or termination, however, shall impair the rights of a holder as to the terms or conditions of any award granted prior to termination.

Adjustment

The Compensation Committee will provide for anti-dilution adjustments to the terms of outstanding awards in the event of the occurrence of certain corporate transactions or events as described in the Proposed Plan. In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such transaction or event, the Compensation Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR.

Other Terms

Awards under the Proposed Plan will in general be evidenced by award agreements subject to the terms of the Proposed Plan. The Proposed Plan provides generally that no award shall be transferable by a participant other than by will or the laws of descent and distribution (or pursuant to approved beneficiary designations), and that no award will be transferred for value. Nothing in the Proposed Plan precludes the Compensation Committee, in its sole discretion, from providing for continued vesting or accelerated vesting for any award under the Proposed Plan upon certain events, including in connection with or following a participant’s death, disability, retirement, or other termination of service or a change in control. Awards will be subject to withholding taxes and clawback requirements, as well as whistleblower protections, as further described in the Proposed Plan.

Awards may be granted under the Proposed Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries, subject to the terms of the Proposed Plan. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with or is exempt from Section 409A of the Internal Revenue Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Proposed Plan, and may account for common shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

In the event that a company acquired by us or any of our subsidiaries or with which we or any subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Proposed Plan, subject to the terms of the Proposed Plan. However, awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not our employees or directors or employees or directors of any of our subsidiaries prior to the acquisition or merger.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences of certain transactions under the Proposed Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Proposed Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences.

Incentive Stock Options

An incentive stock option grant will not result in any immediate tax consequences to the Company or to the participant. A participant will not realize taxable income upon the exercise of an incentive stock option, provided the participant was an employee of the Company or one of our subsidiaries at all times from the date the option was granted to the date three months (in the case of a disabled employee, one year) before the date the option is exercised, and we will not be entitled to any deduction. If the participant does not dispose of the stock acquired within one year of receiving it (and two years after such option was granted), gain or loss realized on the subsequent disposition of the stock will be treated as long-term capital gain or loss.

If the participant disposes of the stock prior to those times, the participant will realize ordinary income in an amount equal to the lesser of (1) the excess of the fair market value of the stock on the date of exercise over the option price; or (2) if the disposition is a taxable sale or exchange, the amount of gain realized. Any gain recognized by the participant on the disposition in excess of the amount taxable as ordinary income will be treated as capital gain, long or short term depending on whether the stock has been held for more than one year. Upon such a disposition, the Company will generally be entitled to a deduction in the same amount and at the same time as the participant realizes such ordinary income.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified stock option, the participant will realize ordinary income in an amount equal to the market value of the stock at the time of exercise over the option price, and the Company will generally be entitled to a deduction in the same amount.

Stock Appreciation Rights

The grant of a stock appreciation right will not result in any immediate tax consequence to the Company or to the participant. Upon the exercise of a stock appreciation right, any cash received and the market value of any stock received will constitute ordinary income to the participant. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant realizes such income.

Restricted Stock

A participant who receives restricted stock will in most cases be subject to tax at ordinary income rates on the market value of the restricted stock at the time the restrictions lapse. However, participants instead may elect within 30 days after the grant date to recognize the market value of the restricted stock as taxable income as of the grant date.

A participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.

In the case of a sale of shares after the expiration of the restriction period, the holding period to determine whether the participant has long-term or short-term capital gain or loss begins upon such expiration or, in the case of a participant who makes an election as described above, the grant date, and the tax basis for such shares will be equal to the market value thereof on such date. In most instances, the Company will be entitled to a deduction equal to the amount treated as compensation to the participant.

Restricted Stock Units

No income generally will be recognized upon the award of restricted stock units. A participant who receives a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Share Awards and Other Stock-Based Awards

A participant who receives any performance award or other stock-based award will recognize income, and the Company will generally be allowed a deduction, when the award is paid. The amount of cash and the market value of the shares of common stock received will be ordinary income to the participant and the Company will generally be entitled to a tax deduction for the same amount.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

New Plan Benefits

It is not possible to determine the identity of recipients of future awards under the Proposed Plan or specific amounts, including the dollar value or number of shares subject to future awards, and types of awards that may be granted in the future under the Proposed Plan because the grant and actual settlement of awards under the Proposed Plan will be discretionary. The Proposed Plan does not mandate set benefits or amounts, and no awards have been granted under the Proposed Plan that are contingent upon stockholder approval.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares under the Proposed Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after the approval of the Proposed Plan by our stockholders.

RECOMMENDATION REGARDING PROPOSAL 5:

PROPOSAL 6

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

We are asking stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation, which currently limits the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to authorize exculpation of specified officers of Delaware corporations. Specifically, the amendments permit Delaware corporations to include a provision in their certificates of incorporation to exculpate certain officers, in addition to their directors, for personal liability for breach of the duty of care in certain actions. The Board is proposing to amend the Company’s Amended and Restated Certificate of Incorporation to include a provision that extends exculpation to certain officers of the Company in specific circumstances, to the extent permitted by Delaware law (the “Exculpation Amendment”).

As amended, Section 102(b)(7) of the DGCL only permits exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, and accordingly would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. Furthermore, consistent with the protections currently afforded to our directors under Article Tenth of our Amended and Restated Certificate of Incorporation, the Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or our stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and any transaction from which the officer derived an improper personal benefit. The rationale for limiting the scope of our officers’ liability, as further described below, is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

The Exculpation Amendment will not be retroactive to any act or omission occurring prior to its effective date. Further, the exculpation would only apply to certain officers, namely a person who (during the course of conduct alleged to be wrongful) (i) is or was president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) is or was identified in the Company’s public filings with the SEC as one of the most highly compensated executive officers of the Company; or (iii) has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process.

As part of the Governance and Nominating Committee’s ongoing evaluation of the corporate governance structures and practices of the Company, the Governance and Nominating Committee considered the benefits and detriments of eliminating personal liability of certain of our officers under certain circumstances. Adopting the Exculpation Amendment would enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Recently, stockholder plaintiffs have increasingly pursued claims against officers for breaches of duty of care. By eliminating the time spent defending these lawsuits, our officers can use their time to fulfill their Company and professional responsibilities that add more value for Company stockholders. Limiting our current and prospective officers’ concern about personal risk would also empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. Enhancing our ability to retain and attract experienced officers is in the best interests of the Company and we should seek to assure such persons that exculpation under certain circumstances is available. We expect that failing to adopt the Exculpation Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

Prior to the amendment of Section 102(b)(7) of the DGCL, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. The amendment to Section 102(b)(7) of the DGCL was adopted to address inconsistent treatment between officers and directors and address rising litigation and insurance costs for stockholders. Accordingly, the Exculpation Amendment will align the protections available to our directors with those available to our officers. Further, the Governance and Nominating Committee noted that the Exculpation Amendment would not negatively impact stockholder rights. Accordingly, considering the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Governance and Nominating Committee believes would accrue to the Company and our stockholders in the form of an enhanced ability to attract and retain talented officers, the Governance and Nominating Committee recommended the Exculpation Amendment to the Board to provide such officer exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board authorized and approved the Exculpation Amendment and determined that it is in the best interests of the Company and our stockholders to approve the Exculpation Amendment as described herein.

The discussion above is qualified in its entirety by reference to the full text of the proposed Exculpation Amendment, which is attached hereto as Annex B. If the stockholders approve the Exculpation Amendment at the Annual Meeting, the Company will file a Certificate of Amendment of Amended and Restated Certificate of Incorporation, including the Exculpation Amendment, with the Secretary of State of the State of Delaware.

Vote Required and Recommendation of the Board of Directors

Approval by stockholders of the Exculpation Amendment requires the affirmative vote of at least seventy-five percent (75%) of the outstanding voting stock of the Company.

RECOMMENDATION REGARDING PROPOSAL 6:

PROPOSAL 7

APPROVAL OF AN AMENDMENT TO THE COMPANY’S EXCLUSIVE FORUM PROVISION IN ITS THIRD AMENDED AND RESTATED BYLAWS

We are asking stockholders to approve an amendment to our Bylaws to update the existing exclusive forum provision to specify that the U.S. federal district courts will be the sole and exclusive forum for any action arising under the Securities Act of 1933 (the “Federal Forum Amendment”).

Our Bylaws already provide that, unless the Company consents in writing to an alternative forum, a state court located within the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders; (iii) any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation, or our Bylaws; or (iv) any other action asserting a claim against us or any of our directors or officers that is governed by or subject to the internal affairs doctrine for choice of law purposes.

The Federal Forum Amendment will amend Section 8.8 of our Bylaws to provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933. The purpose of the Federal Forum Amendment is to proactively adopt a measure intended to promote the efficient resolution of any future complaint under the Securities Act of 1933, by allowing for the consolidation of multi-jurisdiction litigation, the avoidance of duplicative litigation and the possibility of inconsistent judgments, and efficiencies in managing the procedural aspects of any such litigation. The Federal Forum Amendment would regulate only the forum in which our stockholders may assert claims arising under the Securities Act of 1933; it would not impair the ability of our stockholders to bring such claims, and it would not affect the remedies available if such claims were ultimately successful. Moreover, the Federal Forum Amendment would not specify any particular U.S. federal district courts as the exclusive forum for claims under the Securities Act of 1933, so a plaintiff could select, on the basis of convenience or for other reasons, the U.S. federal district courts in any state as the forum for any such claim.

In determining to recommend the Federal Forum Amendment to the Board, the Governance and Nominating Committee considered a number of factors, including: (i) the potential for costly, duplicative litigation involving multiple lawsuits in multiple jurisdictions regarding essentially the same claims under the Securities Act of 1933, which could result in increased litigation expenses and greater uncertainty regarding outcomes that may be inconsistent when two or more similar cases proceed in different courts; (ii) the experience and expertise of the U.S. federal district courts in addressing issues and claims under the Securities Act of 1933 and federal case law regarding the same; (iii) the risk that a state court may not interpret or apply federal law, specifically the Securities Act of 1933, in the same manner as the U.S. federal district courts would be expected to do, or may handle procedural aspects differently than the U.S. federal district courts would be expected to do; (iv) the benefits of adopting the Federal Forum Amendment when the Company is not facing any actual or threatened stockholder lawsuits under the Securities Act of 1933; (v) the strong interest of stockholders who are not party to the litigation – for example, in the case of a class action, those who acquired their shares after the event that gave rise to it – in minimizing the Company’s litigation costs, as such costs are borne by current stockholders; (vi) avoiding the increased cost associated with defending duplicative litigation allows for the highest and best use of the Company’s assets, which includes investments in innovation or acquisitions, that can lead to increased stockholder returns; and (vii) the views of proxy advisors and certain institutional investors with respect to federal forum provisions.

The Governance and Nominating Committee recommended the Federal Forum Amendment as a prudent and proactive means for managing this type of potential litigation and to promote efficient and consistent resolutions in the event this type of litigation arises. Although some plaintiffs might prefer to litigate these matters in a state court, the Board believes that the benefits to us and our stockholders outweigh these concerns. In addition, the Federal Forum Amendment gives us the flexibility to consent to an alternative forum when we deem appropriate. Based on these factors, among others, the Board determined that the Federal Forum Amendment is in the best interests of the Company and its stockholders.

The Board is not proposing the Federal Forum Amendment in anticipation of any specific litigation confronting the Company and is being proposed on a prospective basis to help mitigate potential future harm to the Company and its stockholders.

Although the Board could amend the Bylaws to include the Federal Forum Amendment without obtaining stockholder approval, the Board determined that it would be in the best interests of the Company and our stockholders, and consistent with the Board’s commitment to strong corporate governance practices, for our stockholders to have the opportunity to consider and act upon the Federal Forum Amendment. If approved by our stockholders at the Annual Meeting, the Federal Forum Amendment will be immediately effective.

The discussion above is qualified in its entirety by reference to the full text of the proposed Federal Forum Amendment, which is attached hereto as Annex C.

Vote Required and Recommendation of the Board of Directors

Approval by stockholders of the Federal Forum Amendment requires the affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting.

RECOMMENDATION REGARDING PROPOSAL 7:

DELINQUENT SECTION 16(a) REPORT

Section 16(a) of the Exchange Act and SEC regulations require Owens Corning’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Owens Corning undertakes to file such forms on behalf of our current reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Reporting directors, officers and greater than ten percent stockholders are also required by the SEC rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

Except as disclosed below, based solely on our review of copies of such reports received and/or written representations from such reporting directors, officers, and greater than ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its reporting directors, officers, and greater than ten percent stockholders were complied with during fiscal year 2022. The Form 4 filed on February 2, 2022 for Marcio A. Sandri incorrectly reported the tax withholding obligations on deferred receipt of performance share units and the shares awarded in connection with the deferred receipt of performance share units for the performance cycle ended December 31, 2021. These reporting inadvertences were corrected with his filing of a Form 4 on August 8, 2022.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under SEC rules, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2024 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at Attn: Corporate Secretary, One Owens Corning Parkway, Toledo, Ohio 43659 by November 9, 2023. However, in the event that we hold our 2024 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2023 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Stockholders, a stockholder must give timely notice of such nomination or other item of business, as well as any other information required by our Bylaws in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for stockholder action. If you are a stockholder and desire to introduce a nomination or propose an item of business at our 2024 Annual Meeting of Stockholders, you must deliver the notice of your intention to do so:

•

not earlier than the close of business on December 22, 2023 and not later than the close of business on January 21, 2024 if the date of the 2024 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•

not earlier than the close of business on the 120th day prior to the date of the 2024 Annual Meeting and not later than the later of the close of business on the 90th day prior to the date of the 2024 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2024 Annual Meeting is first made by the Company if the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting; or

•

in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 11, 2024 only with respect to nominees for any new positions created by such increase, not later than the close of business on the 10th day following the day on which such public announcement is made by the Company.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the 1st anniversary of this year’s Annual Meeting. If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the 1st anniversary of this year’s Annual Meeting, the notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. Accordingly for the 2024 Annual Meeting, you must deliver such notice no later than February 19, 2024.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2023 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The Chair of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the internet, by telephone or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of Owens Corning on behalf of the Company of proxies to be voted at the 2023 Annual Meeting and at any adjournment or postponement thereof. On or about March 9, 2023, we will begin distributing these proxy materials to stockholders.

WHO IS ENTITLED TO VOTE?

Holders of Owens Corning common stock at the close of business on February 21, 2023, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 90,777,419 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All stockholders of record or their authorized representatives may vote at the Annual Meeting.

HOW DO I VOTE?

You may vote using one of the following methods:

•	vote through the internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;

•	vote by telephone using the instructions on the proxy card or voting instruction card;

•	complete and return a written proxy or voting instruction card;

•	smart QR Code; or

•	attend and vote at the virtual Annual Meeting at www.virtualstockholdermeeting.com/OC2023

Your vote is important. Please vote promptly.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the stockholder of record does not receive voting instructions from you.

WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE MY SHARES?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the internet; or

•	voting at the virtual Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

WHY ARE YOU HOLDING A VIRTUAL MEETING?

Our Annual Meeting is being held on a virtual-only basis with no physical location. We have decided to hold the Annual Meeting virtually again this year because hosting a virtual Annual Meeting enables greater stockholder attendance and participation from any location around the world, improves meeting efficiency and our ability to communicate effectively with our stockholders, provides for cost savings to the Company and our stockholders, and reduces the environmental impact of our Annual Meeting. Our goal for the Annual Meeting is to enable the broadest number of stockholders to participate in the meeting, while providing similar access to an in-person meeting. We believe that we are observing best practices for virtual stockholder meetings, including by providing technical assistance and addressing as many stockholder questions as time allows.

HOW CAN I ATTEND THE ANNUAL MEETING?

Our virtual Annual Meeting will be conducted on the internet via webcast. You will be able to participate online and submit your questions during the Annual Meeting by visiting www.virtualstockholdermeeting.com/OC2023. Stockholders will be able to vote their shares electronically during the Annual Meeting.

For admission to the Annual Meeting, you must have been a stockholder at the close of business on February 21, 2023, the record date. Only stockholders who are eligible to vote at the Annual Meeting or their authorized representatives are permitted to attend. You will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time on April 20, 2023. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 8:30 a.m. Eastern Time.

The virtual Annual Meeting platform is fully supported across browsers (Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

WHAT IF I HAVE TECHNICAL DIFFICULTIES ATTENDING THE ANNUAL MEETING?

Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualstockholdermeeting.com/OC2023 beginning at 8:30 a.m. Eastern Time on April 20, 2023 through the conclusion of the Annual Meeting.

HOW DO I ASK QUESTIONS AT THE ANNUAL MEETING?

Stockholders will have substantially the same opportunities to participate as they would have at an in-person meeting. Stockholders may submit questions prior to the Annual Meeting through the Annual Meeting portal on the internet. All questions must be submitted no later than 11:59 p.m. Eastern Time on April 18, 2023. If you wish to submit a question prior to the Annual Meeting, you may do so by logging into www.proxyvote.com, and selecting the “Submit Questions” option.

Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) may be answered during the Annual Meeting, subject to time constraints.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualstockholdermeeting.com/OC2023.

WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present virtually or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

Your proxy will vote for each of the 10 nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Director nominees are elected to the Board at the Annual Meeting by a majority of votes cast. Pursuant to our Bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee for the Board of Directors who would be unable to serve if elected.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our Bylaws or otherwise, we are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023. The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. This proposal is considered a “discretionary” proposal and, as a result, we do not expect broker non-votes on this proposal.

•	Approval, on an advisory basis, of Named Executive Officer Compensation (Say-on-Pay)

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

•	Recommendation, on an advisory basis, of the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation (Say-on-Frequency)

The option receiving the greatest number of affirmative votes (every 1 YEAR, 2 YEARS, or 3 YEARS) will be considered the frequency recommended by stockholders of future advisory votes to approve named executive officer compensation. Abstentions and broker non-votes will not have any effect on this proposal.

•	Approval of the Owens Corning 2023 Stock Plan

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the Owens Corning 2023 Stock Plan. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

•	Approval of an Amendment to the Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation

The affirmative vote of at least seventy five percent (75%) of the outstanding voting stock of the Company is required to approve the proposed amendments to our Amended and Restated Certificate of Incorporation to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes will have the effect of a vote against this proposal.

•	Approval of an Amendment to the Company’s Exclusive Forum Provision in its Third Amended and Restated Bylaws

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the amendment to our Bylaws to update the existing exclusive forum provision to specify that the U.S. federal district courts will be the sole and exclusive forum for any action arising under the Securities Act of 1933. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

At the time this Proxy Statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the Annual Meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

WHO WILL TABULATE THE VOTES?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Gina A. Beredo has been appointed to serve as an alternate inspector of election in the event Broadridge is unable to serve.

WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired InnisFree M&A Incorporated to assist in the distribution and solicitation of proxies for a fee of $30,000, plus reasonable expenses, for these services.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure approved by the SEC called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these stockholders notifies us otherwise.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. Broadridge will, upon written or oral request, promptly deliver a separate copy of the Notice of Annual Meeting and Proxy Statement and the accompanying documents to a stockholder at a shared address to which a single copy was delivered.

Beneficial owners can request information about householding from their brokers or other holders of record.

FORWARD-LOOKING STATEMENTS

These proxy materials contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: levels of residential and commercial or industrial construction activity; demand for our products; supply constraints and increases in the cost of energy, particularly natural gas, as a result of the ongoing conflict in Ukraine; availability and cost of raw materials; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures and interest rate volatility, that affect the market and operating conditions of our customers, suppliers or lenders; levels of global industrial production; competitive and pricing factors; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions; climate change, weather conditions and storm activity; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance (such as Russia’s invasion of Ukraine); changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; and defined benefit plan funding obligations; and factors detailed from time to time in the Company’s SEC filings. The Company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of these proxy materials after that date is not intended and should not be construed as updating or confirming such information. Forward-looking and other statements in these proxy materials regarding our GHG reduction plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current and forward-looking GHG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve and assumptions that are subject to change in the future.

ANNEX A

OWENS CORNING

2023 STOCK PLAN

I. INTRODUCTION

1.1       Purpose. The purpose of this Plan is to promote the long-term financial success of the Company by permitting the grant of awards capable of (a) establishing an equity compensation program for Non-Employee Directors and certain employees of the Company and its Subsidiaries; (b) attracting and retaining executive personnel of outstanding ability; (c) strengthening the Company’s capability to develop, maintain and direct a competent management team; (d) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals; (e) providing incentive compensation opportunities which are competitive with those of other major corporations; (f) enabling Company employees and executive personnel to participate in the long-term growth and financial success of the Company through increased stock ownership and (g) serving as a mechanism to attract, retain and properly compensate Non-Employee Directors. Where the grant of shares of stock under this Plan is restricted or rendered impracticable by foreign local laws and/or regulations, the foregoing purposes will be promoted through some alternative arrangement (or in some cases cash equivalents) as applicable.

1.2       Certain Definitions. In addition to the defined terms set forth elsewhere in this Plan, the terms set forth below, shall, when capitalized, have the following respective meanings.

“Agreement” shall mean the written agreement or other type or form of writing or other evidence approved or provided for by the Committee and evidencing an award hereunder. An Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company.

“Board” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean shares of Common Stock that are not subject to a Restriction Period or Performance Measures. An award of Bonus Stock under this Plan may be referred to as a Bonus Stock Award.

“Cause” shall mean, unless otherwise defined in an applicable Agreement, the willful and continued failure to substantially perform the duties assigned by the Company (other than a failure resulting from the holder’s Disability), the willful engaging in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Committee, no longer conforms to the standard of the Company’s employees or executives, any act of dishonesty, commission of a felony, or a significant violation of any statutory or common law duty of loyalty to the Company.

“Change in Control” shall have the meaning set forth in Section 6.8(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan, consisting of two or more members of the Board, each of whom is intended to be (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (b) an “Independent Director” within the meaning of the rules of the New York Stock Exchange.

“Common Stock” shall mean common stock, $.01 par value, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 6.7 of this Plan.

“Company” shall mean Owens Corning, a Delaware corporation, and its successors.

“Disability” shall mean, unless otherwise defined in an applicable Agreement, the inability of the holder of an award to perform substantially such holder’s duties and responsibilities for a continuous period of at least six months, as determined solely by the Committee. To the extent that Code Section 409A is applicable to a particular award, the term “Disability” shall have the meaning as defined under that Section.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided further, that Fair Market Value may be determined by the Committee by whatever other means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate. Notwithstanding the foregoing, for any purposes under this Plan including for Plan administrative purposes, the Committee may, in its discretion, apply any other definition of Fair Market Value which is reasonable and consistent with applicable tax, accounting and other rules.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof, as set forth in the Agreement, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock which meets the requirements of Section 422 of the Code, or any successor provision, and which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” shall mean an option to purchase shares of Common Stock that is not an Incentive Stock Option.

“Participant” shall mean an individual who has been granted an Incentive Stock Option, a Non-Qualified Stock Option, an SAR, a Bonus Stock Award, a Performance Share Award, a Restricted Stock Award or a Restricted Stock Unit Award (provided that such person satisfies the Form S-8 definition of an “employee”).

“Performance Measures” shall mean the criteria and objectives, established or provided for by the Committee, which shall be satisfied or met (a) as a condition to the grant, vesting or exercisability of all or a portion of an option or SAR, (b) as a condition to the grant or vesting of a Stock Award or (c) during the applicable Restriction Period or Performance Period as a condition to the holder’s receipt of Common Stock subject to a Restricted Stock Award, Restricted Stock Unit Award, or a Performance Share Award and/or of payment with respect to such award. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting.

“Performance Period” shall mean any period designated by the Committee during which the Performance Measures applicable to a Performance Share Award shall be measured.

“Performance Share” shall mean shares of Common Stock that are subject to forfeiture upon failure to attain specified Performance Measures within a specified Performance Period.

“Performance Share Unit” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive one share of Common Stock, which may be Restricted Stock, or in lieu of all or a portion thereof, at the Committee’s discretion, a cash payment based on the Fair Market Value of one share of Common Stock.

“Performance Share Award” shall mean an award of Performance Shares or Performance Share Units under this Plan.

“Plan” shall mean this Owens Corning 2023 Stock Plan, as may be amended or amended and restated from time to time.

“Prior Plan” shall mean the Owens Corning 2019 Stock Plan, or any other equity compensation plan maintained by the Company prior to the effective date of this Plan.

“Restricted Stock” shall mean shares of Common Stock that are subject to a Restriction Period. An award of Restricted Stock under this Plan may be referred to as a Restricted Stock Award.

“Restricted Stock Unit” shall mean the right to receive one share of Common Stock (or cash or a combination thereof) which shall be contingent upon the expiration of a specified Restriction Period and subject to such additional restrictions as may be contained in the Agreement relating thereto. An award of Restricted Stock Units under this Plan may be referred to as a Restricted Stock Unit Award.

“Restriction Period” shall mean any period designated by the Committee during which (a) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award or (b) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“Retirement” shall mean, unless otherwise defined in an applicable Agreement, termination of employment for a reason other than Cause by an employee who is at least 55 years of age and who has at least 10 years of Service with the Company.

“SAR” shall mean a stock appreciation right which may be a Free Standing SAR or a Tandem SAR.

“Service” shall mean any period of service or employment with the Company or a Subsidiary. This shall include either or both employment as an employee of the Company or a Subsidiary or service on the Board as a Non-Employee Director. Service shall include any such Service with the Company or a Subsidiary or any predecessor of the Company or a Subsidiary. Nothing in the Plan, in the grant of any award or in any award Agreement shall confer upon any Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or other service relationship for any reason at any time.

“Stock Award” shall mean a Restricted Stock Award, a Restricted Stock Unit Award or a Bonus Stock Award.

“Subsidiary” and “Subsidiaries” shall have the meanings set forth in Section 1.4.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Non-Qualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

1.3       Administration. This Plan shall be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to Non-Employee Directors and administer this Plan with respect to such awards, or any other awards. The Committee shall have the authority to determine eligibility for awards hereunder and to determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, and the number of Performance Shares or Performance Share Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (a) any or all outstanding options, Stock Awards, and/or SARs shall become exercisable in part or in full, (b) all or a portion of the Restriction Period applicable to any outstanding award shall lapse, (c) all or a portion of the Performance Period applicable to any outstanding Performance Share Award shall lapse, or (d) the Performance Measures applicable to any outstanding award (if any) shall be deemed to be satisfied at the maximum or any other level.

The Committee shall, subject to the terms of this Plan, have the discretionary authority to interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive. The Committee delegates the authority for ministerial administration of the Plan and awards made under the Plan to the Company. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

Notwithstanding anything in the Plan to the contrary, in accordance with Section 152 and 157 (or any other applicable section) of the Delaware General Corporation Law, the Committee may, by resolution, authorize one or more executive officers of the Company to: (x) designate non-director and non-executive officer employees of the Company or any of its Subsidiaries to be recipients of awards hereunder; (y) determine the number of shares of Common Stock subject to awards to be received by such non-director and non-executive officer employees; and (z) determine the terms and conditions of such awards, as permitted by applicable law; provided, however, that the resolution so authorizing such executive officer or officers shall specify the total number of shares of Common Stock that such executive officer or officers may so award. The Committee may not delegate its power and authority with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act regarding the Company or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

Notwithstanding anything in the Plan to the contrary, to the extent an award granted hereunder would be subject to the requirements of Section 409A of the Code and the regulations thereunder, then the Agreement for such award and the Plan shall be construed and administered so as the award complies with or is exempt from Section 409A of the Code and the regulations thereunder. Consistent with the foregoing, if the holder of an award granted under this Plan is a “specified employee,” as defined in Section 409A of the Code, as of the date of the holder’s “separation from service,” as defined in Section 409A of the Code, then to the extent any amount payable under such award (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the holder’s separation from service and (iii) under the terms of the Agreement for such award and this Plan would be payable prior to the six-month anniversary of the holder’s separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the holder’s separation from service or (B) the date of the holder’s death. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of

Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

Awards may be granted to Participants in jurisdictions outside the United States (including, as appropriate, under sub-plans (to be considered part of this Plan)). To the extent necessary or advisable to comply with applicable local laws while concurrently aiming to achieve the purposes of the Plan it may be determined by the Committee that the terms and conditions applicable to those awards granted to Participants outside the United States are different from those under the Plan.

1.4       Eligibility. Participants in this Plan shall consist of such Non-Employee Directors, officers, and employees of the Company, its subsidiaries and any other entity designated by the Board or the Committee (individually a “Subsidiary” and collectively the “Subsidiaries”) as the Committee, in its sole discretion, may select from time to time; provided, however, that a Non-Employee Director, officer or employee of a Subsidiary shall be designated a recipient of an option or SAR only if Common Stock qualifies, with respect to such recipient, as “service recipient stock” within the meaning set forth in Section 409A of the Code, and that each Participant satisfies the Form S-8 definition of an “employee.” For purposes of this Plan, reference to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall also mean services as a Non-Employee Director.

1.5       Shares Available. Subject to adjustment as provided in Section 6.7, the number of shares of Common Stock available under the Plan shall be 1.37 million plus the number of shares of Common Stock available under the Owens Corning 2019 Stock Plan as of the effective date of the Plan. As of the effective date of the Plan, no further grants may be made under the Prior Plan. To the extent that shares of Common Stock subject to an award (except to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a Tandem SAR) under the Plan or the Prior Plan are not issued or delivered by reason of the expiration, termination, cancellation, forfeiture or unearned nature of such award or the settlement of such award in cash, then such shares of Common Stock shall become (or again be) available under the Plan. Notwithstanding any other provision of the Plan to the contrary, any and all of the shares of Common Stock available under this paragraph shall be available for any or all types of awards, including full value Stock Awards, which are available under the terms of the Plan.

Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an award under this Plan may not be made available for further issuance under this Plan if such shares are: (a) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (b) shares used to pay the exercise price of an Incentive Stock Option or Non-Qualified Stock Option, (c) shares delivered to or withheld (or otherwise used) by the Company to pay withholding taxes related to an award under this Plan, or (d) shares repurchased on the open market with the proceeds of an option exercise. However, if, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under this Section 1.5.

Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof, including shares acquired on the open market in Canada.

For purposes of grants of Incentive Stock Options under this Plan, the maximum number of shares available for such grant(s) shall be no more than 1.37 million shares, subject to adjustment as provided in Section 6.7.

Not more than 5% of the shares of Common Stock authorized under the Plan (subject to adjustment as provided in Section 6.7) shall be subject to Bonus Stock Awards or other awards that vest over a period (or, as applicable, have a Performance Period) shorter than twelve (12) months; provided that such limitation shall not apply to awards granted to Non-Employee Directors, awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 6.15, or Common Stock delivered in lieu of fully vested cash obligations. Nothing in this paragraph or otherwise in this Plan, however, shall preclude the Committee, in its sole discretion, from providing for continued vesting or accelerated vesting for any award under the Plan upon certain events, including in connection with or following a Participant’s death, Disability, Retirement, other termination of Service or a Change in Control.

Notwithstanding anything to the contrary contained in this Plan, in no event will any Non-Employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $650,000.

II. STOCK	OPTIONS AND STOCK APPRECIATION RIGHTS

2.1       Stock Options. The Committee may, in its discretion, grant Incentive Stock Options or Non-Qualified Stock Options to such eligible persons under Section 1.4 as may be selected by the Committee. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)          Number of Shares and Purchase Price. The number of shares and the purchase price per share of Common Stock subject to an option shall be determined by the Committee; provided, however, that (except with respect to awards under Section 6.15 of this Plan) the purchase price per share of Common Stock shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option and provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b)          Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option nor Non-Qualified Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. Once determined and stated in an Agreement with respect to an option, the period during which an option can be exercised shall not be further extended. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. Subject to the vesting provisions in Section 1.5, the Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only for whole shares of Common Stock.

(c)          Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise, (B) for employees other than Canadian employees, by delivery (either actual delivery or by attestation procedures established by the Company) of previously acquired shares of Common Stock that have an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) subject to applicable law, by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, or (F) by such other methods as may be approved by the Committee, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefore has been paid (or arrangement made for such payment to the Company’s satisfaction). Options may not provide for any dividends or dividend equivalents thereon.

Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Agreement.

2.2       Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons under Section 1.4 as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)          Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that (except with respect to awards under Section 6.15 of this Plan) such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(b)          Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR may be exercised later than 10 years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. Once determined and stated in an Agreement with respect to an SAR, the period during which an SAR can be exercised shall not be further extended. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. Subject to the vesting provisions in Section 1.5, the Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR, and SARs may not provide for any dividends or dividend equivalents thereon.

(c)          Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (x) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (y) by executing such documents as the Company may reasonably request.

2.3 Termination of Employment or Service.

(a)          Non-Qualified Stock Options and SARs. All of the terms relating to the exercise period or to the vesting, in whole or in part, or forfeiture and cancellation of such option or SAR award upon a termination of employment or service with the Company of the holder, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and as set forth in the Agreement. Notwithstanding the foregoing, age and service requirements set forth in any individual Agreement will be inapplicable in jurisdictions where they are in conflict with implementation of the European Union Age Discrimination Directive.

(b)          Incentive Stock Options. All of the terms relating to the exercise period or to the vesting, in whole or in part, or forfeiture and cancellation of such Incentive Stock Option award upon a termination of employment or service with the Company of the holder, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and as set forth in the Agreement. Notwithstanding the foregoing, age and service requirements set forth in any individual award Agreement will be inapplicable in jurisdictions where they are in conflict with implementation of the European Union Age Discrimination Directive.

(c)          Continuation of Service as a Non-Employee Director. Unless otherwise set forth in the Agreement, a holder’s employment with the Company will not be deemed to have terminated for purposes of this Section 2.3 if the holder continues to provide services to the Company as a Non-Employee Director. Similarly, a holder’s directorship will not be deemed to have terminated for purposes of awards under this Plan or for purposes of this Section 2.3 if the holder continues to provide services to the Company as an employee of the Company.

2.4       No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 6.7, without the approval of the stockholders of the Company the Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Incentive Stock Options, Non-Qualified Stock Options or SARs or cancel outstanding Incentive Stock Options, Non-Qualified Stock Options or SARs in exchange for cash, other awards or Incentive Stock Options, Non-Qualified Stock Options or SARs with an exercise price that is less than the exercise price of the original Incentive Stock Options, Non-Qualified Stock Options or SARs without stockholder approval.

III. STOCK	AWARDS

3.1       Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons under Section 1.4 as may be selected by the Committee. The Agreement relating to the Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or Bonus Stock Award.

3.2       Terms of Stock Awards. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)          Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award, Restricted Stock Unit Award or Bonus Stock Award and the Performance Measures (if any) and Restriction Period applicable to a Restricted Stock Award or Restricted Stock Unit Award shall be determined by the Committee and set forth in the individual award Agreement.

(b)          Vesting and Forfeiture. Subject to the vesting provisions in Section 1.5, the Agreement relating to a Restricted Stock Award or Restricted Stock Unit Award shall provide, in the manner determined by the Committee in its discretion, and subject to the provisions of this Plan, for the vesting, in whole or in part, of the shares of Common Stock subject to such award, in the case of a Restricted Stock Award, or the vesting of the Restricted Stock Unit Award itself, in the case of Restricted Stock Unit Award, (i) if specified Performance Measures are satisfied or met during the specified Restriction Period or (ii) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period, and for the forfeiture of the shares of Common Stock subject to such award in the case of a Restricted Stock Award, or the forfeiture of the Restricted Stock Unit Award itself, in the case of a Restricted Stock Unit Award, (x) if specified Performance Measures are not satisfied or met during the specified Performance Period or (y) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period. Bonus Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

(c)          Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate or in book entry is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)          Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

(e)          Rights and Provisions Applicable to Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify whether the holder thereof shall be entitled to receive, on a deferred basis, dividend equivalents, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit Award, the holder thereof shall not have any rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award, except to the extent that the Committee, in its sole discretion, may grant dividend equivalents on Restricted Stock Unit Awards as provided above (provided, that dividend equivalents on Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units). No shares of Common Stock and no certificates representing shares of Common Stock that are subject to a Restricted Stock Unit Award shall be issued upon the grant of a Restricted Stock Unit Award. Instead, shares of Common Stock subject to Restricted Stock Unit Awards and the certificates representing such shares of Common Stock shall only be distributed at the time of settlement of such Restricted Stock Unit Awards in accordance with the terms and conditions of this Plan and the Agreement relating to such Restricted Stock Unit Award.

3.3       Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any vesting, in whole or in part, or forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and as set forth in the Agreement.

Notwithstanding the foregoing, age and service requirements set forth in any individual award Agreement will be inapplicable in jurisdictions where they are in conflict with implementation of the European Union Age Discrimination Directive.

IV. PERFORMANCE	SHARE AWARDS

4.1       Performance Share Awards. The Committee may, in its discretion, grant Performance Share Awards to such eligible persons under Section 1.4 as may be selected by the Committee.

4.2       Terms of Performance Share Awards. Performance Share Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)          Number of Performance Shares, Performance Share Units and Performance Measures. The number of Performance Shares or Performance Share Units subject to any award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.

(b)          Vesting and Forfeiture. The Agreement relating to a Performance Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such award, if specified Performance Measures are satisfied or met during the specified Performance Period, and for the forfeiture of such award, if specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)          Stock Issuance. During the Performance Period, Performance Shares shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing Performance Shares shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate or in book entry is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Performance Shares. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Performance Share Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Performance Period (and the satisfaction or attainment of applicable Performance Measures), subject to the payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)          Rights with Respect to Performance Shares. Unless otherwise set forth in the Agreement relating to an award of Performance Shares, and subject to the terms and conditions of the applicable Performance Share Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

(e)          Settlement of Vested Performance Share Unit Awards. The Agreement relating to a Performance Share Unit award (i) shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. If a Performance Share Unit award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Share Unit award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

4.3       Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Share Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee.

V. PROVISIONS	RELATING TO NON-EMPLOYEE DIRECTORS

5.1       Equity Awards Granted to Non-Employee Directors. Each Non-Employee Director is eligible to receive awards consisting of Restricted Stock, Restricted Stock Units, options to purchase shares of Common Stock, SARs, Bonus Stock, Performance Shares and/or Performance Share Units in accordance with this Article V and subject to such terms and conditions as shall be established by the Committee consistent with Articles II, III and IV (other than any requirement that such awards be evidenced by an individual Agreement). All options granted under this Article V shall constitute Non-Qualified Stock Options.

5.2       Non-Employee Director Equity Awards in Lieu of Director Fees. In addition to any award received under Section 5.1 of this Plan, each Non-Employee Director may also from time to time elect, in accordance with procedures to be specified by the Committee and subject to approval of the Committee, to receive in lieu of all or part of a specified percentage of the cash retainer and any meeting fees that would otherwise be payable to such Non-Employee Director (a) shares or deferred units of Common Stock having a Fair Market Value equal to the amount of the forgone retainer and meeting fees, determined as of the date such retainer and meeting fees are payable, (b) Restricted Stock or Restricted Stock Units granted pursuant to Article III having a Fair Market Value equal to the amount of the forgone retainer and meeting fees, determined as of the date on which such retainer or meeting fees otherwise would have been paid to such Non-Employee Director; or (c) options granted pursuant to Article II having a value equal to the amount of the forgone retainer and meeting fees, based on such valuation methodology specified by the Committee. Any election under this paragraph 5.2 shall be made under an appropriate election form and, if otherwise specifically required by the Committee, the appropriate individual documentation and shall have terms and conditions as approved or provided for by the Committee. To the extent provided by the Committee from time to time, Non-Employee Directors may elect to defer the receipt of any award granted pursuant to this Section 5.2, other than options, through an appropriate deferral election by the Non-Employee Director.    Except with respect to a newly-elected or newly-appointed Non-Employee Director, as determined by the Committee, any election made under this Section 5.2 must be made prior to the year in which such cash retainer and meeting fees are earned, and shall otherwise be in accordance with the requirements of Section 409A of the Code.

VI. GENERAL

6.1       Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved at the 2023 annual meeting of stockholders, shall become effective on the date of such approval. This Plan shall terminate on the date which is 10 years from the effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. For clarification purposes, the terms and conditions of this Plan will not apply to or otherwise impact previously granted and outstanding awards under the Prior Plan, as applicable (except for purposes of providing for shares of Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 1.5 of this Plan pursuant to the share counting rules of this Plan).

6.2       Amendments. The Committee may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 422 of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would (a) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 6.7), (b) effect any change inconsistent with Section 422 of the Code, (c) extend the term of this Plan or (d) reduce the minimum purchase price of a share of Common Stock subject to an option in accordance with Section 2.4. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

Awards may be granted to Participants in jurisdictions outside the United States. To the extent necessary or advisable to comply with applicable local laws while concurrently aiming to achieve the purposes of the Plan, it may be determined by the Committee that the terms and conditions applicable to those awards granted to Participants outside the United States are different from those under (but considered part of) the Plan.

6.3       Agreement. Each award under this Plan, other than those provided to Non-Employee Directors, shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No such award shall be valid until an Agreement is executed by the recipient of such award and, upon execution by recipient and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement. All Agreements are subject to the terms of this Plan and shall be interpreted in accordance with the discretionary authority of the Committee under this Plan.

6.4       Non-Transferability of Awards. Unless otherwise specified in the Agreement relating to an award, no award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company, and in no event will any award granted under the Plan be transferred for value to any third party, including third party financial institutions. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except to the extent permitted by the second preceding sentence or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.5       Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (a) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (b) subject to applicable law, the holder may satisfy any such obligation by any of the following means: (i) a cash payment to the Company in the amount necessary to satisfy any such obligation, (ii) except for Canadian employees, delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (iv) in the case of the exercise of an Incentive Stock Option or Non-Qualified Stock Option, a cash payment in the amount necessary to satisfy any such obligation by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate unless (x) an additional amount can be withheld and not result in adverse accounting consequences and (y) such additional withholding amount is authorized by the Committee. Notwithstanding any provision of this Plan or any agreement to the contrary, any fraction of a share of Common Stock which would be required to satisfy the tax withholding obligation may be rounded up to the next whole share.

6.6       Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.7       Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, or any other corporate transaction or event having an effect similar to any of the foregoing, the number and class of securities available under this Plan, the maximum number of shares of Common Stock with respect to which options, SARs, Stock Awards or Performance Share Awards or a combination thereof may be awarded during any calendar year to any one person, the maximum number of shares of Common Stock that may be issued pursuant to awards in the form of Incentive Stock Options, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, the number and class of securities subject to each outstanding Stock Award, and the terms of each outstanding Performance Share or Performance Share Unit, plus the other terms of outstanding awards, shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option or SAR with a purchase price or base price, as applicable, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such option or SAR without any payment to the person holding such option or SAR. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.8       Change in Control.

(a)    Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, (i) all outstanding options and SARs shall immediately become exercisable in full, (ii) the Restriction Period applicable to any outstanding Stock Award shall lapse, (iii) the Performance Period applicable to any outstanding Performance Share Award shall lapse, unless otherwise provided in the award Agreement and subject to the discretion of the Committee and (iv) the Performance Measures applicable to any outstanding award shall be deemed to be satisfied at the maximum level.

(b)    In the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as shall be determined by the Board in accordance with Section 6.7; and/or

(ii) require outstanding awards, in whole or in part, to be surrendered to the Company by the Participant, and to be immediately cancelled by the Company, and to provide for the Participant to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, and (2) in the case of a Stock Award or a Performance Share Award, the aggregate number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.8(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(c)          Unless otherwise defined in an applicable Agreement, “Change in Control” shall mean:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 6.8(c); provided further, that for purposes of clause (2), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Common Stock or more than 50% of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(ii) individuals who, as of the beginning of any consecutive 2-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, more than 50% of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Company.

(v) To the extent an award is considered deferred compensation that is subject to the requirements of Section 409A of the Code, a Change in Control under the Plan shall not be deemed to have occurred unless such Change in Control is also a “change in control event,” within the meaning of Section 409A of the Code.

6.9       No Right of Participation or Employment. No person shall have any right to participate in this Plan. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.10       Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.11       Stock Certificates. To the extent that this Plan provides for issuance of certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange.

6.12       Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.13       Deferral of Awards Under the Plan. Subject to the requirements of Section 409A of the Code, the Committee or, to the extent delegated by the Committee, the Company may permit all or any portion of any award under this Plan to be deferred consistent with the requirements and restrictions in the applicable jurisdiction.

6.14       Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

6.15       Stock-Based Awards in Substitution for Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)          Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)          In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)          Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under this Section 6.15 will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 1.5 of the Plan. In addition, no Common Stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under this Section 6.15 will be added to the aggregate plan limit contained in Section 1.5 of this Plan.

6.16       Whistleblowers. Notwithstanding anything in this Plan or an Agreement to the contrary, nothing in this Plan or in an Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

ANNEX B

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Changes to Owens Corning’s current Amended and Restated Certificate of Incorporation pursuant to the Exculpation Amendment contemplated by Proposal 6 are indicated below by underlined text and deletions contemplated thereby are indicated below by strike-out text. The full text of the Company’s currently applicable Amended and Restated Certificate of Incorporation was filed as an exhibit to the Owens Corning Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

The proposed Exculpation Amendment changes to Sections (b) and (c) of Article TENTH are set forth below:

(b) No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer. Notwithstanding the foregoing sentence, a director or officer, as applicable, shall be liable to the extent provided by applicable law (i) with respect to any director or officer, (A) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (~~ii~~B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (~~iii~~C) for any transaction from which such director or officer derived an improper personal benefit, (ii) with respect to any director, pursuant to Section 174 of the ~~Delaware General Corporation Law~~ DGCL, or ~~(iv) for any transaction from which such director derived an improper personal benefit.~~ (iii) with respect to any officer, in any action by or in the right of the Corporation. Solely for purposes of this Article Tenth, Section (b), “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as currently in effect and as it may hereafter be amended.

(c) No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

B-1

ANNEX C

AMENDMENT TO THIRD AMENDED AND RESTATED BYLAWS

The current Third Amended and Restated Bylaws of Owens Corning (the “Bylaws”) will be changed pursuant to the Federal Forum Amendment contemplated by Proposal 7 as indicated below. The full text of the Company’s currently applicable Bylaws was filed as an exhibit to the Owens Corning Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

The proposed Federal Forum Amendment will change Section 8.8 of the Bylaws to add the following provision:

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

C-1

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

THE PINK PANTHERTM & 1964–2023 Metro-Goldwyn-Mayer Studios Inc. All Rights Reserved. © 2023 Owens Corning. All Rights Reserved.

OWENS CORNING ONE OWENS CORNING PARKWAY TOLEDO, OH 43659

VOTE BY INTERNET

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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D94675-P82977 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

OWENS CORNING
The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees:			For	Against	Abstain
1a.	Brian D. Chambers		☐	☐	☐	The Board of Directors recommends you vote FOR Proposals 2 and 3.		For	Against	Abstain
1b.	Eduardo E. Cordeiro		☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.	☐	☐	☐

1c.	Adrienne D. Elsner		☐	☐	☐	3.	To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐

1d.	Alfred E. Festa		☐	☐	☐	The Board of Directors recommends you vote FOR 1 Year on Proposal 4.	1 Year	2 Years	3 Years	Abstain

1e.	Edward F. Lonergan		☐	☐	☐	4.	To recommend, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation. ☐	☐	☐	☐

1f.	Maryann T. Mannen		☐	☐	☐	The Board of Directors recommends you vote FOR Proposals 5, 6 and 7.		For	Against	Abstain

1g.	Paul E. Martin		☐	☐	☐	5.	To approve the Owens Corning 2023 Stock Plan.	☐	☐	☐

1h.	W. Howard Morris		☐	☐	☐	6.	To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.	☐	☐	☐

1i.	Suzanne P. Nimocks		☐	☐	☐	7.	To approve an amendment to the Company's exclusive forum provision in its Third Amended and Restated Bylaws.	☐	☐	☐
1j.	John D. Williams		☐	☐	☐
						NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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D94676-P82977

OWENS CORNING
Annual Meeting of Stockholders
April 20, 2023, 9:00 AM ET
This proxy is solicited by the Board of Directors

As to the undersigned's stockholdings: The undersigned hereby appoints Gina A. Beredo as proxy, with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 21, 2023, at the Annual Meeting of Stockholders of Owens Corning to be held virtually at www.virtualstockholdermeeting.com/OC2023 on April 20, 2023, at 9:00 AM ET, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the Annual Meeting will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the ten nominees in Proposal 1, and FOR Proposals 2, 3, 5, 6 and 7 and FOR every 1 Year on Proposal 4. Whether or not direction is made, each of the proxies is authorized to vote in his or her discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side